Exhibit 2.1

Certain identified information in this Exhibit 2.1 (indicated by “[***]”) has been omitted pursuant to Item 601(b)(2)(ii) of Regulation S-K because it is not material and is the type of information that the Company treats as private or confidential.

PURCHASE, SALE AND CONTRIBUTION AGREEMENT

THIS PURCHASE, SALE AND CONTRIBUTION AGREEMENT (this “Agreement”) is dated as of October 3, 2025 (the “Execution Date”), by and among 1918 RANCH & ROYALTY, LLC, a Texas limited liability company (“Contributor”), DBR LAND HOLDINGS LLC, a Delaware limited liability company (“Acquiror”), and LANDBRIDGE COMPANY LLC, a Delaware limited liability company (“Parent” and together with Acquiror, the “LandBridge Parties”) and, solely for the purposes of Section 7.15, the following entities and their respective predecessors in title being referred to herein collectively as “HHH”, HARRISON FAMILY PROPERTIES, LP, a Texas limited partnership, W. O. HARRISON, JR. FAMILY LP, a Texas limited partnership, and KATHRYN N. HARRISON FAMILY LAND, L.P., a Texas limited partnership. Contributor, Acquiror and Parent, and only where the context requires, HHH, are sometimes referred to herein each individually as a “Party” and together as the “Parties.”

RECITALS

A.
Contributor owns the undivided fee simple surface interests in the acreage described in the attached Exhibit A-1 (the “Fee Land”);
B.
Contributor owns certain surface use interests in the acreage described in the attached Exhibit A-2 (the “Surface Use Land” and together with the Fee Land, the “Land”) pursuant to the Surface Rights Agreements (as defined below);
C.
Contributor owns and operates Water Wells (as defined below) and sells Groundwater (as defined below) produced from such Water Wells to third Persons (collectively, the “Water Business”);
D.
Upon the terms and subject to the conditions set forth in this Agreement, Contributor desires to contribute to Acquiror, and Acquiror desires to accept from Contributor, the Contributed Assets (as defined below), and for Acquiror to assume those certain Assumed Obligations (as defined below) attributable to the Contributed Assets, in exchange for the Equity Consideration (as defined below), all upon the terms and conditions hereafter set forth; and
E.
Upon the terms and subject to the conditions set forth in this Agreement, Contributor desires to sell and assign to Acquiror, and Acquiror desires to purchase and accept from Contributor, the Purchased Assets (as defined below), and for Acquiror to assume those certain Assumed Obligations attributable to the Purchased Assets, in exchange for the Adjusted Cash Consideration (as defined below), all upon the terms and conditions hereafter set forth.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions, and agreements contained herein, and for other valuable consideration, the receipt and legal sufficiency of which are acknowledged and confessed, the Parties agree as follows:

Article 1

DEFINITIONS AND INTERPRETATION

Section 1.1
Defined Terms. In addition to the terms defined in the Preamble of this Agreement, for purposes hereof, the capitalized terms used and not otherwise defined herein shall have the meanings set forth in Appendix A. A defined term has its defined meaning throughout this Agreement regardless of whether it appears before or after the place where it is defined, and its other grammatical forms have corresponding meanings.
Section 1.2
References and Rules of Construction. All references in this Agreement to Exhibits, Schedules, Appendices, Articles, Sections, subsections, clauses, and other subdivisions refer to the corresponding Exhibits, Schedules, Appendices, Articles, Sections, subsections, clauses, and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Exhibits, Schedules, Appendices, Articles, Sections, subsections, clauses, and other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. All references to “$” shall be deemed references to U.S. Dollars. Unless the context requires otherwise, the word “or” is not exclusive. As used herein, the words (a) “day” means calendar day; (b) “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (c) “this Agreement,” “herein,” “hereby,” “hereunder,” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection, clause, or other subdivision unless expressly so limited; (d) “this Article,” “this Section,” “this subsection,” “this clause,” and words of similar import, refer only to the Article, Section, subsection, or clause hereof in which such words occur; and (e) “including” (in its various forms) means including without limitation. Words, terms, and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Exhibits and Schedules referred to herein are attached to this Agreement and by this reference incorporated herein for all purposes. Reference herein to any federal, state, local, or foreign Law shall be deemed to also refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Except as otherwise specifically provided in this Agreement, any agreement, instrument, or writing defined or referred to herein means such agreement, instrument, or writing, as from time to time amended, supplemented, or modified prior to the Execution Date. Units of time shall refer to calendar days under the Gregorian calendar, and standard time with offsets applied by the applicable local Governmental Body.
Article 2

Contribution AND SALE OF ASSETS
Section 2.1
Contribution and Sale. Subject to the terms and conditions of this Agreement, Contributor shall sell, transfer, and convey the Purchased Assets, and shall contribute, transfer, and convey the Contributed Assets, to Acquiror, and Acquiror shall purchase and accept the Assets from Contributor. The closing of the sale and contribution of the Assets shall be effective for all purposes as of the Effective Time (the “Closing”).
Section 2.2
Assets. As used herein, the term “Assets” means, subject to the terms and conditions of this Agreement, and excluding the Excluded Property, all of the following:
(a)
all of the surface estate of the Fee Land, including caliche, sand, gravel and rock, water rights, wind rights, solar rights, and underground pore space, in each case, included as part of the surface estate, together with all proceeds derived from any of the foregoing, including rentals, royalties, and other monies derived from the lease, use, sale, or occupation of any of the foregoing, together with all of Contributor’s right, title and interest in and to any “excess land”, “vacancies”, strips or gores between the Fee Land and abutting properties (for clarity, the Fee Land does not include any Relinquishment Act Lands);

(b)
any easement agreements, rights-of-way agreements, licenses agreements, surface use rights agreements, management and agency agreements and other agreements in each case granting Contributor rights and appurtenances to the surface of either the Surface Use Land or appertaining to the Fee Land (collectively, the “Surface Rights,” and the agreements granting such rights, the “Surface Rights Agreements”), including (i) with respect to the Fee Land, those Surface Rights Agreements listed on Exhibit B-1; and (ii) with respect to the Surface Use Land, those Surface Rights Agreements listed on Exhibit B-2;
(c)
without limiting subparts (a) and (b) above, all of the Groundwater Rights under the Land and all Groundwater in, on, under or produced from or attributable to the Groundwater Rights under the Land from and after the Closing, together with all proceeds therefrom or from the sale thereof, expressly including all of Contributor’s right, title and interest in and to inventory of Groundwater located on or under Land or otherwise owned directly or indirectly by Contributor as of the Closing, including water in pits, tanks and pipelines or other lines;
(d)
all houses, buildings, structures, and other improvements located on the Land and all related fixtures and equipment, if any (collectively, the “Improvements”);
(e)
all water wells that are located on the Land, including the water wells identified on Exhibit B-3 (collectively, the “Water Wells”);
(f)
all water infrastructure assets, facilities, equipment, machinery, tools, supplies, and other tangible personal property associated, or used or held for use in connection, with the Water Wells, the Groundwater in, on, or under the Land, and/or the Groundwater Rights in and under the Land, including all gathering lines, flow lines, lay flat lines, pipelines, storage facilities, tanks, tubing, pumps, motors, gauges, valves, ponds, pits and other systems, machinery and equipment constituting part of or comprising water gathering systems or related assets (collectively, the “Water Fixtures”), including the Water Fixtures identified on Exhibit B-4;
(g)
to the extent transferable or assignable, all county, state, or other governmental permits, approvals, consents, licenses, certificates, franchises, accreditations, waivers and other authorizations related to the Land, Improvements, Water Wells, Water Fixtures, Groundwater produced from the Land, Groundwater Rights under the Land and/or the Water Business, to the extent applicable, including those required for the ownership or operation of the Assets under Environmental Laws (collectively, “Permits”), including those Permits listed on Exhibit B-5;
(h)
all right, title and interest of Contributor in and to any surface use agreements, surface leases, or other similar contractual agreements that give any third Person a right of access to or use of the Land (collectively, the “Surface Agreements”), including the Surface Agreements listed on Exhibit B-6; and
(i)
all right, title and interest of Contributor in and to all Agreements binding upon Contributor and relating to the ownership or operation of the Land and/or the Water Business, other than the Surface Rights Agreements or the Surface Agreements (collectively, the “Contracts”), including the Contracts described on Exhibit B-7.

Notwithstanding anything to the contrary herein, the term “Assets” shall not include the rights and interest of the surface fee owner(s) or mineral owner(s) of the Surface Use Land.

Notwithstanding anything to the contrary herein, the Assets do not include, and there is hereby expressly excepted and reserved therefrom and reserved to Contributor, all of Contributor’s right, title and interest in and to the Excluded Property.

Section 2.3
Permitted Encumbrances. Contributor shall convey the Assets free and clear of all liens (other than the Existing Mechanic’s Lien), claims, restrictions, encroachments, tenancies, leases, and any other encumbrances (“Encumbrances”), except for the Permitted Encumbrances.

Article 3

Consideration
Section 3.1
Consideration.
(a)
As consideration for Contributor’s sale and contribution of the Assets to Acquiror, Acquiror shall deliver the following consideration to Contributor:
(i)
in consideration for the sale of the Purchased Assets, immediately available funds in the amount of Two Hundred Eight Million Three Hundred Thirty-Three Thousand Three Hundred Thirty-Three and 25/100 Dollars ($208,333,333.25 USD) (the “Unadjusted Cash Consideration”);
(ii)
in consideration for the contribution of the Contributed Assets:
(A)
the issuance to Contributor by Acquiror of a number of Acquiror Units (as defined below) (rounded up to the nearest whole Acquiror Unit) equal to the quotient obtained by dividing (y) Forty-One Million Six Hundred Sixty-Six Thousand Six Hundred Sixth-Six and 75/100 Dollars ($41,666,666.75 USD), by (z) the VWAP for one Class A Share on the New York Stock Exchange for the ten consecutive Trading Days (the “Ten Day VWAP”) ending on and including the second Trading Day immediately preceding the Closing Date (such quotient, the “Per Unit Price”), in units representing limited liability company interests in Acquiror (such units, “Acquiror Units” and such consideration the “Acquiror Unit Consideration”); and
(B)
the transfer to Contributor by Acquiror of a number of Class B shares representing limited liability company interests of Parent (“Class B Shares” and, together with the Acquiror Units, the “Equity Consideration”) equal to the number of Acquiror Units being issued in respect of the Acquiror Unit Consideration (the Equity Consideration together with the Unadjusted Cash Consideration, the “Unadjusted Consideration”).

The Unadjusted Consideration shall be subject to adjustment pursuant to Section 3.2. Immediately prior to the transactions described in this Section 3.1(a), Parent shall issue to Acquiror for delivery by Acquiror to Contributor pursuant to Section 3.1(a)(ii)(B) a number of Class B Shares equal to the aggregate number of Acquiror Units to be transferred to Contributor pursuant to Section 3.1(a)(ii)(A). All such Equity Consideration shall contain or be subject to the standard private placement legend applicable to equity consideration that is issued pursuant to an exemption from the registration requirements under the Securities Act (the “Private Placement Legend”) on the books and records of the Transfer Agent and Acquiror, as applicable.

(b)
On or before three (3) Business Days following the Execution Date, Acquiror will deposit [***] with the Title Company as an earnest money deposit (the “Deposit”). If Acquiror fails to timely make the Deposit with the Title Company, then Acquiror shall be in default and, at Contributor’s election, this Agreement shall be of no further force or effect. The Deposit shall be held in escrow and delivered by the Title Company in accordance with the provisions of this Agreement. The Deposit shall be invested by the Title Company in an interest-bearing account through a bank or other financial institution in the United States selected by Acquiror and reasonably acceptable to Contributor and the Title Company (hereafter, all references in this Agreement to the Deposit shall include the amount deposited by Acquiror with the Title Company pursuant to this Section 3.1(b) together with all interest accrued thereon), and shall be delivered by the Title Company as provided below. A portion of the Deposit in the amount of [***] (“Independent Contract Consideration”) will be non-refundable and will be distributed to Contributor upon any termination of this Agreement as independent consideration for Contributor’s performance under this Agreement.
Section 3.2
Adjustments to Consideration.
(a)
The Parties agree that, for purposes of calculating the number of Acquiror Units and Class B Shares comprising the Equity Consideration, the Acquiror Units were valued at the Per Unit Price and the Class B Shares were valued at [***]. Any fractional Acquiror Units or Class B Shares resulting from this Agreement shall be rounded [***] to the nearest whole Acquiror Unit or Class B Share, as applicable.
(b)
The Unadjusted Consideration shall be adjusted (i) downward at Closing (without duplication) by adjusting the Unadjusted Cash Consideration for (1) the amount of Asset Taxes allocated to Contributor pursuant to Section 12.2(a) that are unpaid as of the Closing Date; and (2) any other amount provided for elsewhere in this Agreement or otherwise agreed upon in writing by the Parties as a downward adjustment to the Unadjusted Consideration, and (ii) upward at Closing (without duplication) by adjusting the Unadjusted Cash Consideration for (1) the amount of Asset Taxes allocated to Acquiror pursuant to Section 12.2(a) that have been paid by Contributor as of the Closing Date; and (2) any other amount provided for elsewhere in this Agreement or otherwise agreed upon in writing by the Parties as an upward adjustment to the Unadjusted Consideration, with the cash consideration resulting from such adjustments (including any adjustment pursuant to Section 4.3) being the “Adjusted Cash Consideration” and, together with the Equity Consideration, the “Adjusted Consideration.”
Section 3.3
Allocation of Property Costs and Revenues.
(a)
Acquiror shall be entitled to all income, proceeds, revenue, receipts, and credits earned with respect to the Assets from and after the Effective Time, and shall be responsible for (and entitled to any refunds with respect to) all Property Costs attributable to periods from and after the Effective Time.
(b)
Contributor shall be entitled to all income, proceeds, revenue, receipts, and credits earned with respect to the Assets prior to the Effective Time, and shall be responsible for (and entitled to any refunds with respect to) all Property Costs attributable to periods prior to the Effective Time. Contributor shall, within ten (10) Business Days following the Closing, notify each applicable tenant, lessee, contractor, supplier, vendor, service provider or other applicable third Person that provides or receives services with respect to or generates revenue to, or is owed income from, the owner of the applicable Assets of the transfer of (i) ownership of the Assets, (ii) the right to receive all income, proceeds, revenue, receipts, and credits earned with respect to the Assets and (iii) responsibility for (and entitlement to any refunds with respect to) all Property Costs attributable to periods from and after the Effective Time, in each case, from Contributor to Acquiror as of the Effective Time.
(c)
Should Acquiror receive after the Effective Time any proceeds, income, or other amounts to which Contributor is entitled under Section 3.3(b), Acquiror shall remit the same to Contributor on or before the fifteenth (15th) day following the last day of the month during which such amounts were received. If, after the Effective Time, Contributor or any of its Affiliates receives any proceeds, income or other amounts with respect to the Assets to which Acquiror is entitled pursuant to Section 3.3(a), Contributor shall, or shall cause such Affiliate to, remit the same to Acquiror on or before the fifteenth (15th) day following the last day of the month during which such amounts were received.
(d)
Should Acquiror or any of its Affiliates pay or become liable to pay or economically bear after the Effective Time any Property Costs for which Contributor is responsible under Section 3.3(b), (i) Acquiror shall aggregate all such Property Costs and invoice Contributor on or before the fifteenth (15th) day of the month following the month in which Acquiror paid such Property Costs and (ii) Contributor shall reimburse Acquiror within thirty (30) days after receipt of an invoice with respect to such undisputed Property Costs, accompanied by copies of the relevant vendor or other invoice and proof of payment. Should Contributor or any of its Affiliates pay or economically bear after the Effective Time any Property Costs for which Acquiror is responsible under Section 3.3(a), (x) Contributor shall aggregate all such Property Costs and invoice Acquiror on or before the fifteenth (15th) day of the month following the month in which Contributor paid such Property Costs and (y) Acquiror shall reimburse Contributor within thirty (30) days after receipt of an invoice with respect to such undisputed costs, accompanied by copies of the relevant vendor or other invoice and proof of payment.
(e)
After Closing, each Party shall be entitled to participate in all joint interest audits and other audits of Property Costs for which such Party is entirely or in part responsible under the terms of this Section 3.3.
Section 3.4
Withholding. Acquiror and its Affiliates shall be entitled to deduct and withhold from any consideration otherwise payable or deliverable to Contributor pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under the Code or pursuant to any other applicable Law, and all such withheld amounts shall be treated for all purposes of this Agreement as having been paid to Contributor in respect of which such deduction and withholding was made; provided, that other than with respect to withholding Taxes owed as a result of the failure of Contributor to deliver the form described in Section 9.2(h), Acquiror will, prior to any deduction or withholding, notify Contributor of any anticipated withholding. Any amounts withheld pursuant to this Section 3.4 shall be timely paid over to the appropriate Governmental Body.
Article 4

Title Commitment, SURVEY; ACCESS RIGHTS; ENVIRONMENTAL DEFECTS; DISCLAIMER AND RELEASE

Section 4.1
Title Commitment; Survey.
(a)
[***] shall use commercially reasonable efforts to cause the Title Company (or such other party as identified below) to deliver the following to the Parties on or before [***] days after the Execution Date:
(1)
One or more Texas Form T-7 Commitment(s) for an Owner’s Policy of Title Insurance covering Contributor’s undivided fee simple interest in the Fee Land and all right, title and interest of Contributor in and to the Surface Use Land issued by the Title Company (whether one or more, the “Title Commitment”);
(2)
Legible copies of all documents referred to in the Title Commitment, including plats, reservations, restrictions, and easements; and
(3)
UCC search of Contributor in Loving, Reeves, Ward, and Winkler Counties, Texas, and with the Texas Secretary of State.

(b)
[***], at [***] expense, shall use commercially reasonable efforts to obtain within [***] days after the Execution Date a new boundary survey (“Survey”). All costs and expenses associated with securing the Survey shall be [***] sole cost and expense.
(c)
All costs and expenses associated with securing the Title Commitment, and the base Owner’s Policy of Title Insurance related thereto (but excluding, for the avoidance of doubt, expenses incurred in connection with curing any Objections), in connection with the transactions contemplated by this Agreement shall be [***]; provided, however, [***] shall be solely responsible for any premiums incurred in excess of the base premium for the Owner’s Policy related to extended coverage, endorsements or modification(s) to such Owner’s Policy and other costs, expenses and fees related thereto, including recording fees, escrow fees, and title company fees and expenses (but excluding, for the avoidance of doubt, expenses incurred in connection with curing any Objections, which shall be borne by [***]). Acquiror shall give Contributor written notice (email being sufficient) of any objections to the Encumbrances (excluding Permitted Encumbrances) listed in the Title Commitment and/or shown on the Survey (“Objections”) within [***] days after the later to occur of the day on which Acquiror has received (i) the Title Commitment and legible copies of all of the encumbrance documents listed in the Title Commitment, and (ii) the Survey referencing the Title Commitment (the “Title and Survey Review Period”); provided that Acquiror shall not be required to include any Must-Cure Items in the Objection and Contributor shall be obligated to cure any Must-Cure Items. If Acquiror does not timely give notice of such Objections, Acquiror will be deemed to have waived such Objections (excluding, all Must-Cure Items), which will be deemed Permitted Encumbrances with respect to the Assets affected thereby.
(d)
If Acquiror timely gives notice of its Objections, then Contributor [***], at its sole cost and expense: (i) cure such Objections; (ii) cause the Title Commitment and/or Survey to be amended to reflect such cured matters; and (iii) give Acquiror a written response concerning such Objections, in all cases, within [***] Business Days after receiving the Objections from Acquiror (such period of time, the “Cure Period”). Contributor shall keep Acquiror informed regarding its efforts to cure any Objection, and Contributor shall promptly (and in any event within [***] Business Days) inform Acquiror in writing of the curing of any Objection (which writing shall include true and correct copies of the relevant documents establishing that such Objection has been cured). If Contributor has not cured the applicable Objections [***] or does not respond during the applicable Cure Period, then Acquiror is entitled, as its sole and exclusive remedy, either:
(1)
to terminate this Agreement by written notice (email being sufficient) to Contributor and Title Company at any time within five (5) days after [***] the expiration of the Cure Period; and upon termination pursuant to this Section 4.1(d)(iii)(1), Title Company shall return the Deposit (less the Independent Contract Consideration) to Acquiror, and thereafter, except for obligations that accrued prior to the effective date of termination or that expressly survive the termination of this Agreement, neither Party will have any further rights or obligations under this Agreement; or
(2)
to waive the applicable uncured Objections and consummate the sale and contribution of the Assets, subject to such uncured Objections, which uncured Objections will be deemed to be Permitted Encumbrances with respect to the applicable Assets, as the case may be.

If Contributor has commenced curing the Objections and is diligently prosecuting the same, as determined by Acquiror in its commercially reasonable discretion, the Cure Period may be extended for an amount of time reasonably necessary for Contributor to cure the same, but no longer than an additional [***] days, by Acquiror giving written notice (email being sufficient) to Contributor and Title Company of the extension of the Cure Period. If Contributor has not cured the Objections during the extended Cure Period, then Acquiror may elect either of the options in Section 4.1(d)(iii)(1) or Section 4.1(d)(iii)(2) above following the extended Cure Period.

(e)
Notwithstanding the foregoing, if any adverse matter that is not a Permitted Encumbrance or is not a matter caused by Acquiror and of which Acquiror did not already have Knowledge is first disclosed by an updated Title Commitment or an updated Survey received by Acquiror after the expiration of the Title and Survey Review Period (“New Title Matter”), Acquiror shall have the right within [***] Business Days following its receipt of the applicable updated Title Commitment or Survey, to give written notice to Contributor of Acquiror’s objections to the New Title Matter. If Acquiror timely objects to a New Title Matter and Contributor is unable [***] to cure Acquiror’s objection by the Closing Date, Acquiror shall have the right to either of the options in Section 4.1(d)(iii)(1) or Section 4.1(d)(iii)(2) above. As used in this Section 4.1(e), Acquiror’s Knowledge is limited to the actual knowledge of [***] and [***].
(f)
Upon Contributor’s and Acquiror’s written approval of the legal description of the Land that was prepared as part of the Title Commitment and Survey, such legal description shall be substituted as the new legal description in the applicable exhibits to this Agreement and shall be used in all of the documents set forth in this Agreement that require a legal description of the Land.
Section 4.2
Access Rights. During the Interim Period, Acquiror may review the Deliverables and enter onto the Land for the purpose of performing non-invasive and non-destructive inspections and feasibility studies of the Land and the Assets located on the Land at Acquiror’s sole risk and expense (“Inspection Rights”). At Contributor’s request, Acquiror shall provide Contributor with a copy of the reports of any inspections and studies performed by or on behalf of Acquiror to the extent Acquiror has the right to do so without additional cost to Acquiror; provided, however, if any costs is associated with making the reports available to Contributor, Contributor may pay such reasonable cots to obtain any report. During the Interim Period, Acquiror may continue to exercise its Inspection Rights, including the right to perform non-invasive and non-destructive inspections of the Land and the other items comprising the Assets located on the Land and to conduct non-invasive and non-destructive feasibility studies regarding Acquiror’s intended use of the Assets. Such inspections and investigations may include physical inspections of all Improvements, Water Wells, fixtures (including all Water Fixtures), water testing, environmental tests and investigations (including the preparation of a report based on an environmental site assessment of the Land performed pursuant to the American Society for Testing and Materials ASTM-1527-13 or -21, and any similar visual environmental assessment or environmental regulatory compliance review (such environmental assessment, a “Phase I” inspection), and review of other documents in Contributor’s possession, custody or control related to the condition of the Assets; provided that such inspections shall not include invasive or destructive inspection or sampling of soils, water, air or other materials, including construction materials, for analytical testing (such additional environmental inspection, a “Phase II” inspection), either as part of the Phase I inspection or any other inspection, without the prior written consent of Contributor, which may be withheld in its sole and absolute discretion. If consented to by Contributor, the proposed scope and methodology of work and the party who will perform the work shall be subject to Contributor’s review and approval, which approval shall not be unreasonably withheld, conditioned or delayed. Contributor shall use commercially reasonable efforts to ensure that Acquiror and its Representatives have the right of reasonable entry onto the Land for purposes of these inspections, tests, and examinations, provided that all such entries upon the Land shall be at reasonable times during normal business hours and shall be permitted only upon at least two (2) Business Days’ prior notice to Contributor. At Contributor or Contributor’s Representatives’ sole risk and expense, Contributor or Contributor’s Representatives shall have the right to accompany Acquiror and Acquiror’s Representatives during any activities performed by Acquiror on the Land. Acquiror shall use commercially reasonable efforts not to materially interfere with, interrupt, or disrupt the normal operations on the Land and will not permit any mechanic’s or materialman’s liens or any other liens to attach thereto by reason of the performance of Acquiror’s review. Any entry of Acquiror or Acquiror’s Representatives into the Land prior to Closing is at the sole risk of Acquiror and Acquiror’s Representatives. If Contributor denies Acquiror’s request for a Phase II inspection, in whole or in part, Acquiror shall nevertheless have the right to submit an

Environmental Condition Notice pursuant to Section 4.3(a), and the lack of such Phase II inspection shall not be the sole basis for disputing or rejecting such Environmental Condition pursuant to Section 4.3. Acquiror, on its own behalf and on behalf of the Acquiror Group, (i) WAIVES AND RELEASES all claims against the Contributor Group arising from any entry of Acquiror or its Representatives onto the Land prior to Closing and (ii) agrees to INDEMNIFY, DEFEND AND HOLD HARMLESS each member of the Contributor Group from and against any and all Damages of any kind or nature whatsoever, including mechanic’s and materialmens’ liens and Contributor Group’s attorneys’ fees, including those attributable to personal injury, death, or physical property damage, or violation of the Contributor Group’s or any third party operator’s reasonable rules, regulations, or operating policies, arising out of, resulting from, or connected with Acquiror’s inspections or examinations of the Assets, including any work done, labor performed or materials furnished concerning the Assets on behalf of Acquiror prior to Closing, EVEN IF SUCH DAMAGES ARISE OUT OF OR RESULT FROM, SOLELY OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT, OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT BY THE CONTRIBUTOR GROUP, excepting, in all instances, if caused by the fraud, gross negligence, or willful misconduct of any member of the Contributor Group or any defects or preexisting conditions, including Environmental Conditions, discovered or uncovered by Acquiror or Acquiror’s Representatives during such inspection or examination. Before any such entry, Acquiror shall provide Contributor with a certificate of insurance or other evidence satisfactory to Contributor confirming that Acquiror and Acquiror’s Representatives, as applicable, have obtained and paid for a commercial general liability insurance policy naming Contributor as an additional insured providing insurance limits and coverage of at least $1,000,000 per occurrence. The provisions of this Section 4.2 shall survive indefinitely any Closing or termination of this Agreement and shall not be merged into the Transaction Documents.
Section 4.3
Environmental Defects.
(a)
If, during the Interim Period, Acquiror discovers any violations, noncompliance, remediation obligations or other liabilities that would be incurred by Contributor (or at or after Closing, assumed, suffered or incurred by Acquiror) under Environmental Laws relating to the ownership or operation of the Assets (other than residual amounts of oil, gas and other produced hydrocarbons which may be present in the soil on the Lands at concentrations below regulatory cleanup thresholds incidental to oil and gas production activities on the Land, including through produced water, that would not require remediation pursuant to Environmental Laws) (each, an “Environmental Condition”), then Acquiror may deliver to Contributor on or prior to the expiration of the [***] day period following Acquiror’s receipt of Phase I (or similar) environmental site assessment reports regarding the Land, a written notice with respect to such Environmental Condition that includes (i) a reasonable description of the matter constituting the alleged Environmental Condition, together with any report identifying or documenting such alleged Environmental Condition, (ii) Acquiror’s good faith estimate of the Remediation Amount (as defined below) with respect to such Environmental Condition and (iii) all available supporting documents relied upon by Acquiror in making such assertion (each an “Environmental Condition Notice”). Contributor shall be entitled to cure or remediate any such asserted Environmental Condition prior to Closing. At Closing, with respect to each Environmental Condition for which Contributor has not cured or remediated, or only partially cured or remediated, on or before Closing, the following shall apply: (i) if the aggregate amount of all the estimated costs and expenses to remediate each Environmental Condition based upon the most cost-effective remediation required or allowed to bring the Assets into compliance with applicable Environmental Laws (such amount, the “Remediation Amount”) is less than or equal to [***] (the “Environmental Deductible”), the Agreement shall remain in full force and effect, and Acquiror shall take title to the Assets subject to such Environmental Conditions and without reduction of the Unadjusted Cash Consideration, and (ii) if the aggregate Remediation Amount for all Environmental Conditions is in excess of the Environmental Deductible, then, only to the extent the aggregate Remediation Amount exceeds the Environmental Deductible, Acquiror shall be entitled to a corresponding reduction to the Unadjusted Cash Consideration; provided that if the aggregate Remediation Amount would result in a reduction to the

Unadjusted Cash Consideration in excess of [***] (the “Environmental Termination Threshold”), Acquiror or Contributor may elect, each in its sole discretion, to terminate this Agreement before Closing, at which point the provisions of Section 10.1 and Section 10.2 shall apply.
(b)
The Parties will attempt in good faith to agree on matters regarding: (i) all Environmental Conditions and the associated Remediation Amounts, and (ii) the adequacy of any curative or remedial action taken by Contributor to cure or remediate any alleged Environmental Condition (the “Disputed Environmental Matters”) prior to Closing. If the Parties are unable to agree prior to Closing, then the Disputed Environmental Matters will be exclusively and finally resolved pursuant to this Section 4.3. For any Disputed Environmental Matters not resolved by Closing, the Unadjusted Cash Consideration shall be decreased at Closing by the Remediation Amount asserted in good faith by Acquiror (after giving effect to any partial cure or remediation thereof agreed to by the Parties).
(c)
If the parties are unable to agree as to the matters set forth in Section 4.3(b), a single environmental arbitrator, who must be an environmental attorney licensed in Texas with at least 10 years’ experience in oil and gas environmental matters involving properties in the State of Texas and may not be a current or former Representative of any Party or its Affiliates or a Person that has previously performed (or is a part of a firm that has previously performed) work for any Party or its Affiliates and does not otherwise have any financial interest in the Disputed Environmental Matter (the “Environmental Arbitrator”), will be selected by mutual agreement of the Parties no later than two (2) Business Days after Closing, or, absent such agreement, by the Midland, Texas, office of the American Arbitration Association.
(d)
The arbitration proceeding will be held in Midland, Texas, and will be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms and conditions of this Section 4.3.
(e)
Each Party shall submit to the Environmental Arbitrator, with simultaneous copy to the other Party, such Party’s proposed resolution of the Disputed Environmental Matter no later than two (2) Business Days after the appointment of the Environmental Arbitrator.
(f)
The Environmental Arbitrator shall make its determination no later than ten (10) Business Days after submission of the Disputed Environmental Matters. The Environmental Arbitrator’s determination will include its rationale and reasoning in respect of each Disputed Environmental Matter considered. The Environmental Arbitrator’s determination will be final and binding upon the Parties, without right of appeal. In making its determination, the Environmental Arbitrator shall be bound by the rules set forth in this Section 4.3 and, subject to the foregoing, may consider such other matters as, in the opinion of the Environmental Arbitrator, are reasonably necessary to make a proper determination.
(g)
If the Environmental Arbitrator’s determination of the Remediation Amount is greater than the Remediation Amount retained by Acquiror pursuant to Section 4.3(b), then Contributor shall promptly, and in any event within three (3) Business Days following such determination, pay the amount of such difference in cash to Acquiror by wire transfer of immediately available funds to an account designated in writing by Acquiror. If, on the other hand, the Environmental Arbitrator’s determination of the Remediation Amount is less than the Remediation Amount retained by Acquiror pursuant to Section 4.3(b), then Acquiror shall promptly, and in any event within three (3) Business Days following such determination, pay the amount of such difference in cash to Contributor by wire transfer of immediately available funds to an account designated in writing by Contributor. For the avoidance of doubt, this Section 4.3(g) shall be applied only to determinations made by the Environmental Arbitrator after the Closing and the amount of any Remediation Amount determined by the Environmental Arbitrator prior to the Closing shall be fully accounted for in the calculation of the Adjusted Cash Consideration.

(h)
The Environmental Arbitrator will act as an expert for the limited purpose of determining the specific Disputed Environmental Matter submitted by a Party and may not award damages, interest or penalties to either Party with respect to any matter.
(i)
Each Party will bear its own legal fees and other costs of presenting its case to the Environmental Arbitrator. Contributor and Acquiror will each bear one-half of the costs and expenses of the Environmental Arbitrator.
(j)
The Closing shall not be delayed on account of any environmental dispute resolution conducted pursuant to this Section 4.3, save and except for a dispute in which Acquiror or Contributor asserts that the Environmental Termination Threshold has been exceeded.
Section 4.4
Disclaimer. To the maximum extent permitted by applicable laws, and except for Contributor’s express representations, covenants and warranties in this Agreement and the Transaction Documents and any certificate delivered by Contributor pursuant to this Agreement (collectively, the “Exclusions”), this sale and contribution is made and will be made without representation, covenant or warranty of any kind (whether express, implied, to the maximum extent permitted by applicable laws, or statutory) by Contributor. As a material part of the consideration for this Agreement, subject to Acquiror’s rights pursuant to Section 4.3 and right to indemnification set forth in Section 11.2(b), Acquiror agrees to accept the Assets at Closing on an “AS-IS” and “WHERE-IS” basis, WITH ALL FAULTS, and without any representation or warranty, all of which Contributor hereby disclaims, except for the Exclusions. Except for the Exclusions, no warranty or representation is made by Contributor as to fitness for any particular purpose, merchantability, design, quality, condition, operation or income, compliance with drawings or specifications, absence of defects, absence of Hazardous Substances, absence of faults, flooding, or compliance with Laws, including Environmental Laws. Acquiror acknowledges that Acquiror has entered into this Agreement with the intention of making and relying upon its own investigation of the physical, environmental, economic use, compliance, and legal condition of the Assets and that, other than the Exclusions, Acquiror is not now relying, and will not later rely, upon any representations and warranties made by Contributor or anyone acting or claiming to act, by, through or under Contributor or on Contributor’s behalf concerning the Assets. From and after Closing, except in the case of fraud and subject to the rights of Acquiror pursuant to Section 4.3 and Section 11.2(b) with respect to the Exclusions and Retained Liabilities, Acquiror, on behalf of itself and its successors and assigns, RELEASES AND FOREVER DISCHARGES Contributor Group from and against any Damages arising out of or connected with the environmental condition of the Assets (including any contamination in, on, under or adjacent to the Assets by any Hazardous Substances) and Acquiror assumes the risk that adverse physical and environmental conditions may not have been revealed by its investigation. The provisions of this Section 4.4 shall survive indefinitely any Closing or termination of this Agreement and shall not be merged into the Transaction Documents.
Article 5

REPRESENTATIONS AND WARRANTIES OF Contributor

Section 5.1
Generally.
(a)
Any representation or warranty qualified to the “knowledge of Contributor” or “to Contributor’s knowledge” or with any similar knowledge qualification is limited to matters within the Knowledge of [***] and [***]. As used herein, the term “Knowledge” means actual knowledge without duty of inquiry.
(b)
Contributor represents and warrants to Acquiror the matters set forth in Section 5.2 through Section 5.27 as of both the Execution Date and the Closing Date, unless otherwise noted.

Section 5.2
Existence and Qualification. Contributor is validly existing and in good standing under the laws of the State of Texas and duly qualified to do business in the State of Texas. Contributor has the requisite power to enter into and perform this Agreement and consummate the transactions contemplated by this Agreement.
Section 5.3
Authorization and Enforceability. The execution, delivery, and performance of this Agreement and all Transaction Documents required to be executed and delivered by Contributor on the Closing Date, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of Contributor. This Agreement has been duly executed and delivered by Contributor (and all Transaction Documents required to be executed and delivered by Contributor on the Closing Date shall be duly executed and delivered by Contributor as of the Effective Time), and this Agreement and such Transaction Documents constitute, or shall constitute as of the Effective Time, as applicable, valid and binding obligations of Contributor, enforceable against Contributor in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
Section 5.4
OFAC. Neither Contributor nor any of its Affiliates, nor any of their respective partners, members, shareholders or other equity owners, nor any of their respective employees, officers, directors, Representatives, or agents, is a person or entity with whom United States persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control of the Department of the Treasury (“OFAC”) (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other action by a Governmental Body.
Section 5.5
No Conflicts. Assuming receipt of the all consents listed on Schedule 5.9 and the expiration of the waiting period under the HSR Act, the execution, delivery, and performance of this Agreement and all Transaction Documents required to be executed and delivered by Contributor on the Closing Date, and the consummation of the transactions contemplated hereby and thereby, will not (a) violate any provision of the Organizational Documents of Contributor, (b) conflict with, or result in (with or without notice or lapse of time or both) any violation of, or default under, or give rise to a right of termination, acceleration, cancellation or modification (with or without notice or lapse of time or both) or give rise to the loss of a material benefit under, or trigger any transfer or “change of control” related right under any of the terms, conditions or provisions of any Contract to which Contributor is a party or by which any of the Assets are bound or affected, (c) violate any judgment, order, ruling, or decree applicable to Contributor or any of the Assets, (d) violate any Laws applicable to Contributor or any of the Assets, or (e) result in the creation or imposition of any lien, restriction or Encumbrance on any of the Assets, except for any Permitted Encumbrances.
Section 5.6
Brokers’ Fees. Acquiror will not, directly or indirectly, have any responsibility, liability, or expense, as a result of undertakings or agreements of Contributor or any of its Affiliates, for brokerage fees, finder’s fees, agent’s commissions, or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.
Section 5.7
Litigation. Except as set forth in Schedule 5.7, there are no actions, suits, demands, investigations or proceedings pending, or to Contributor’s Knowledge threatened in writing before any Governmental Body or arbitrator (a) with respect to the Assets or (b) that are reasonably likely to materially impair Contributor’s ability to perform its obligations under this Agreement or any Transaction Document or prohibit, enjoin, impair, or restrain the transactions contemplated by this

Agreement. Except as set forth on Schedule 5.7, there are no pending condemnation or eminent domain proceedings affecting any of the Assets or, to Contributor’s Knowledge, no such proceedings have been threatened in writing by any Governmental Body.
Section 5.8
Title; No Liens. Excluding the Land to which Acquiror’s ownership is insured by the Title Policy at Closing, (a) Contributor has Defensible Title to each item comprising the physical Assets and (b) the title of Contributor transferred to Acquiror hereunder with respect to the physical Assets will be Defensible Title. The Assets are free and clear of all Encumbrances other than the Permitted Encumbrances. There are no security interests, pledges, charges or similar Encumbrances of any kind or character (other than Permitted Encumbrances) pending or, to Contributor’s Knowledge, threatened in writing with respect to any of the Assets. Except as set forth in Schedule 5.8, no work or materials have been furnished with respect to the Assets that would reasonably be expected to give rise to mechanic’s, materialman’s, or other liens against any of the Assets, other than any work or materials for which Acquiror has given its prior written consent pursuant to Section 7.1.
Section 5.9
Consents, Approvals, or Waivers. Except as set forth in Schedule 5.9 or as required under the HSR Act, Contributor’s execution, delivery, and performance of this Agreement (and any Transaction Document required to be executed and delivered by Contributor on the Closing Date) is not and will not be subject to any consent, approval, or waiver from (i) any Governmental Body, (ii) any third Person under a Material Contract or (iii) to Contributor’s Knowledge, any other third Person, except consents and approvals of assignments by Governmental Bodies that are customarily obtained after closing.
Section 5.10
Taxes and Assessments.
(a)
All Asset Taxes that have become due and payable have been duly and timely paid.
(b)
All Tax Returns with respect to Asset Taxes that are required to be filed have been duly and timely filed (taking into account extensions of time for filing), and all such Tax Returns are true, correct and complete in all material respects.
(c)
All withholding Tax requirements imposed on the ownership or operation of the Assets or with respect to the Water Business have been satisfied in full.
(d)
There are no outstanding waivers of any limitation period, or agreements providing for an extension of time (other than one obtained in the ordinary course of business and that does not result in the imposition of a penalty), for filing any Tax Return with respect to Asset Taxes or the assessment, payment, or collection of any Asset Tax.
(e)
No claim has been made in the last three (3) years by a Governmental Body in a jurisdiction in which Contributor does not file a Tax Return that Contributor is or may be subject to taxation by that jurisdiction.
(f)
There are no liens or Encumbrances for Taxes on any of the Assets other than Permitted Encumbrances, and there are no liabilities for Taxes that are delinquent and can attach to any of the Assets under applicable Law or otherwise result in liability to Acquiror as a transferee or successor.
(g)
No Tax Proceeding (including a claim for refund) with respect to the Asset Taxes is now in progress, pending, or (to Contributor’s Knowledge) threatened in writing, and Contributor has not received notice of any threatened, pending, or outstanding claim from any Governmental Body for any unpaid Taxes.

(h)
To Contributor’s Knowledge, all of the Land has been properly listed and described on the property Tax rolls for all periods prior to and including the Closing Date and (to Contributor’s Knowledge) no portion of the Assets constitutes omitted property for property Tax purposes.
(i)
No Asset (i) constitutes “tax-exempt use property” within the meaning of Section 168(h) of the Code, (ii) is “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code or property described in Section 168(g)(1)(D) of the Code, (iii) secures any debt the interest of which is tax-exempt under Section 103(a) of the Code, or (iv) is subject to a “467 rental agreement” as defined in Section 467 of the Code.
(j)
Other than with respect to Contributor, none of the Assets are subject to any tax partnership agreement or are otherwise treated, or required to be treated, as held in an arrangement requiring a partnership Income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code.
(k)
Contributor is not a “foreign person” (as that term is defined in Section 1445 of the Code).
(l)
Except under a Surface Agreement or Surface Rights Agreement, Contributor is not responsible for Asset Taxes relating to the Assets of any Person, including any Affiliate, by reason of a contract, assumption, transferee or successor liability, operation of applicable Law (including (i) by reason of being a member or shareholder of an affiliated, combined, consolidated, unitary, or similar group, or (ii) as a result of any Tax sharing, Tax indemnity, Tax allocation, or other Tax agreement), or otherwise.
Section 5.11
Compliance with Laws; Permits.
(a)
The Assets have been owned and operated by Contributor and, to Contributor’s Knowledge, Contributor’s immediate predecessors, in material compliance with all applicable Laws (other than Environmental Laws, which are addressed in Section 5.15, and Taxes, which are exclusively addressed in Section 5.10), except for prior instances of non-compliance that have been fully and finally resolved to the satisfaction of all Governmental Bodies having jurisdiction over such matters, as evidenced in writing by such applicable Governmental Body, and with respect to which there is no ongoing liability, obligation, restriction or limitation. Contributor has not received any notice of a violation of or a default, and to Contributor’s Knowledge no circumstances exist which, with due notice or lapse of time or both, could reasonably be expected to result in a notice of a violation of or a default, with respect to any Law or any decision, ruling, order, or award of any Governmental Body or arbitrator applicable to the Assets.
(b)
All of the Permits are set forth on Exhibit B-5. The Assets have been operated in material compliance with all terms and conditions of such Permits, and all such Permits are in full force and effect. Further, there are no actions, suits or proceedings pending or threatened in writing that seek the revocation, cancellation, suspension or adverse modification of any Permit.
Section 5.12
Parties in Possession. Other than Contributor and the counterparties under the Surface Agreements and Surface Rights Agreements, (i) there are no third Persons in possession of any of the Assets, or any part thereof, and (ii) no Person has been granted any license, lease, easement or other right relating to the use or possession of the Assets, including the Groundwater Rights, in each case of (i) and (ii), except those specifically identified as a Permitted Encumbrance. Other than as provided under the Surface Agreements or this Agreement, Contributor has not granted any right, title or interest in or to the Assets to any third Person. Except as set forth in Schedule 5.7, there are no (a) pending or, to Contributor’s Knowledge, threatened proceedings to condemn, take, or demolish any of the Assets or (b) pending foreclosures of any liens or security interests encumbering the Assets or any part thereof.

Section 5.13
Contracts; Surface Agreements; Surface Rights Agreements.
(a)
The Material Contracts are valid, binding and in full force and effect, and except as set forth in Schedule 5.13, neither Contributor nor, to Contributor’s Knowledge, the counterparty to such Material Contracts is/are in breach thereof or has communicated its intent in writing to cancel, modify, accelerate or terminate such Material Contracts or any of the terms thereof, and there are no (i) claims of default under such Material Contracts pending or to the Knowledge of Contributor threatened in writing against Contributor or (ii) to Contributor’s Knowledge, events that, with or without notice or passage of time or both, would result in a default thereunder.
(b)
The Assets have been operated in material compliance with the terms and conditions of the Material Contracts.
(c)
Schedule 5.13 contains a complete list of all material Contracts, Surface Agreements and Surface Rights Agreements (collectively, the “Material Contracts”) that are binding upon or which could result in liens or Encumbrances upon the Assets at Closing, true, correct and complete copies of which (including any and all amendments and supplements thereto) have been provided to Acquiror prior to the Execution Date. Contributor has not sold or assigned any rights under the Material Contracts to any third Person (including a “buy-in” of any payment obligation by the counterparty to such Material Contract). Contributor is not currently participating in any active discussions or negotiations regarding modification of or amendment to any Material Contract. Except as set forth on Schedule 5.13, to the Knowledge of Contributor, there are no material Contracts, Surface Agreements, Surface Rights Agreements or other arrangements, written or verbal, that are or will be binding on the Assets or Acquiror following the Closing Date.
Section 5.14
Consents and Preferential Rights.
(a)
Except as set forth in Schedule 5.14(a) and in the Title Commitment, none of the Assets, or any portion thereof, are subject to any Preferential Right, Specified Consent Requirement, tag-along rights or drag-along rights that may be applicable to the transactions contemplated by this Agreement and/or that would prohibit or otherwise affect the transfer and conveyance of the Assets to Acquiror (or, at the direction of Acquiror, a Subsidiary of Acquiror) at Closing, in each case, under any (i) Material Contract or (ii) to Contributor’s Knowledge, any other Contract, Surface Agreement or Surface Rights Agreement. Contributor has not received notice from any third Person that such Person intends to exercise any Preferential Right applicable to any of the Assets or not provide any Specified Consent Requirement applicable to any of the Assets.
(b)
Except as set forth in Schedule 5.14(b) or in the Title Commitment, no consent or fee is required pursuant to any Material Contract, or, to Contributor’s Knowledge, any other Contract, Surface Agreement or Surface Rights Agreement, (i) in order to consummate the transaction contemplated by this Agreement or (ii) that would prohibit or otherwise affect the transfer and conveyance to Acquiror (or, at the direction of Acquiror, a Subsidiary of Acquiror) of Contributor’s or manager’s or grantee’s interests in the Surface Use Land pursuant to any Surface Rights Agreement or Surface Agreement at Closing.
Section 5.15
Environmental Matters. Except as set forth on Schedule 5.15:
(a)
To Contributor’s Knowledge, the Assets previously operated by SLR are, and have been operated by Contributor and SLR, in compliance in all material respects with all Environmental Laws and Environmental Permits (as defined below);

(b)
To the extent applicable, Contributor has all approvals, consents, licenses, identification numbers, certificates, franchises, accreditations, permits, rights-of-way, waivers, and other authorizations, that are required for the ownership and operation of the Assets under Environmental Laws (collectively, “Environmental Permits”); and all such Environmental Permits are in full force and effect, free from breach, and the transactions contemplated by this Agreement will not adversely affect them;
(c)
Neither Contributor nor, to Contributor’s Knowledge, Contributor’s immediate predecessors has received or entered into with any Governmental Body or third Person, where applicable, any written notice, notification, report, order, demand, request for information, citation, summons, complaint, directive or other written communication regarding any actual or alleged violation of or noncompliance with, or liability under, any Environmental Laws with respect to the Assets;
(d)
To Contributor’s Knowledge, Contributor and its Affiliates have not released, and to Contributor’s Knowledge, have not given any third Person permission to release, any Hazardous Substances upon the Assets and no release of Hazardous Substances, to Contributor’s Knowledge, has occurred upon the Assets, in each case, that requires remedial action under any Environmental Laws, it being understood that Contributor does not hereby make any representations as to actions by a third Person who is not an Affiliate; Contributor is not subject to any financial assurance escrow, bonding or similar obligations with respect to the Assets or their operation under any Environmental Laws;
(e)
Contributor has made or will make available to Acquiror promptly following the commencement of the Interim Period copies of any and all Phase I (or similar) environmental site assessment reports, Phase II environmental site assessment reports, environmental audits, orders, decrees, material violation notices or other notices of material liability or alleged material violation related, in each case to Environmental Laws or Hazardous Substances, if any, in Contributor Group’s custody, control or possession that are related to the Assets;
(f)
There has been no transportation or disposal of Hazardous Substances (other than Hydrocarbons) offsite of the Assets prior to Closing by or, to Contributor’s Knowledge, on behalf of Contributor or its predecessors in violation of applicable Environmental Laws; and
(g)
To Contributor’s Knowledge, within the last ten (10) years, HHH has not engaged in any operations upon the HHH Contributed Assets, or made use thereof, other than for or in furtherance of (i) ranching and agricultural activities and operations, (ii) entering into contracts with third Persons that are not Affiliates of any member of HHH for such Person’s exploration, development, production and transportation of oil and gas and produced water by such third Persons and (iii) other activities and operations incidental thereto.
Section 5.16
Bankruptcy. There are no bankruptcy, insolvency, reorganization, receivership, or similar proceedings pending against, being contemplated by or threatened in writing against Contributor.
Section 5.17
Insurance. Schedule 5.17 sets forth (a) a summary of all insurance policies held by Contributor covering the Assets and/or the Water Business save and except for title insurance policies (the insurance policies summarized therein, the “Insurance Policies”) up to, and including, the Closing Date, and (b) a list of all claims incurred under the Insurance Policies for the period of Contributor’s ownership thereof. All of the Insurance Policies are in full force and effect up to the Closing Date, and the policyholders are in compliance in all material respects with the terms thereof. There is no claim pending under any of the Insurance Policies as to which coverage with respect to the policyholder or insured party has been denied or disputed by the underwriters or issuers of such Insurance Policies.
Section 5.18
Deliverables. Contributor has delivered or made available to Acquiror copies of all Deliverables in Contributor’s custody, control or possession, and such copies were not intentionally altered or modified by Contributor prior to delivery and, to Contributor’s Knowledge, such Deliverables are true and correct.
Section 5.19
Capital Commitments. There are no (i) outstanding authorizations for expenditures or similar requests or invoices for funding or participation under any Contract, Surface Agreement, Surface Rights Agreement or other agreement that is binding on Contributor with respect to the Assets or (ii) capital projects in process for which all of the activities anticipated for such project are not expected to be completed by the Closing Date, in each case that are binding on any of the Assets (or the owner thereof) and could reasonably be expected to result in capital expenditures by, or ongoing financial liabilities for, Acquiror after the Closing Date.
Section 5.20
Water Wells; Personal Property; Ponds.
(a)
There are no water wells currently utilized in the Water Business other than the Water Wells set forth on Exhibit B-3.
(b)
Exhibit B-4 sets forth a complete and accurate listing of all of the Water Fixtures. There is no tangible personal property currently utilized in the Water Business other than the Water Fixtures set forth on Exhibit B-4.
(c)
The Assets (i) constitute all of the assets, tangible and intangible, of any nature whatsoever, necessary to operate the Water Business in the manner presently operated by Contributor and (ii) include all of the operating assets of Contributor in the Water Business.
(d)
To Contributor’s Knowledge, the Water Wells have been drilled and completed in compliance, in all material respects, with all applicable Laws.
(e)
Exhibit B-4 sets forth a list and description (including estimated capacity and the estimated date of construction, if known) of all freshwater ponds on the Land used in the Water Business. SLR and Contributor have only used such ponds to store fresh or brackish water.
Section 5.21
Surface Rights. Contributor has all Surface Rights necessary for the conduct and operation of the Water Business, as currently conducted, including with respect to any utility or access rights which are necessary for the conduct and operation of the Water Business. To Contributor’s Knowledge, there are no gaps in the easements used or held for use in connection with the Water Business that would materially interfere with the operation and conduct of the Water Business.
Section 5.22
Financial Statements. Schedule 5.22 contains true, correct and complete copies of the following:
(a)
Audited balance sheet, statement of income and changes in members’ deficit, and statement of cash flows of SLR as of and for the twelve (12) months ended December 31, 2024;
(b)
Unaudited, cash-basis balance sheet and profit and loss statement of the surface use operations of HHH as of and for the twelve (12) months ended December 31, 2024;

(c)
Unaudited balance sheet, income statement, and statement of cash flows of SLR as of and for the four months ending April 30, 2025, all of which are presented on a modified cash basis;
(d)
Unaudited balance sheet, income statement, and statement of cash flows of Contributor for the four months ended August 31, 2025.

The financial statements of SLR and Contributor, as applicable, present fairly, in all material respects, the consolidated financial position, results of operations, members’ equity and cash flows of SLR or Contributor, as applicable, as of the dates set forth therein and for the periods covered thereby, and were prepared from, and are consistent with, the books and records of such Person in accordance with GAAP (except, in the case of unaudited financial statements, for the absence of footnotes and any year-end adjustments), consistently applied except as otherwise noted therein. The financial statements of HHH present fairly, in all material respects, the consolidated financial position, results of operations, members’ equity and cash flows of HHH or its applicable predecessors in interest with respect to the Assets as of the dates set forth therein and for the periods covered thereby, and were prepared from, and are consistent with, the books and records of HHH or such predecessor on a cash (and not GAAP) basis.

Section 5.23
Royalty Obligations. To Contributor’s Knowledge, Schedule 5.23 lists all royalty, overriding royalty interests, net profit interests, and any other contractual obligation to pay any amount that is payable by or to Contributor, in each case, burdening or otherwise arising in connection with the ownership, leasing or operation of all or any part of the Assets (collectively, “Royalty Obligations”). All Royalty Obligations known to Contributor have been paid as and when due in accordance with their terms. Contributor is not holding in suspense any rentals, royalties, or other payments due in connection with the operation of the Assets. Neither Contributor nor any employee, officer, director, manager, member, family member or entity controlled by a family member, equity holder, or agent or representative of Contributor or its Affiliates directly or indirectly owns, or will own upon Closing, rights to receive royalties or like payments incident to or payable in connection with the ownership and operation of the Assets.
Section 5.24
Securities Law Compliance.
(a)
Contributor is an accredited investor as defined in Regulation D under the Securities Act. Contributor (i) is acquiring the Equity Consideration for its own account and not with a view to distribution, (ii) has sufficient knowledge and experience in financial and business matters so as to be able to evaluate the merits and risk of an investment in the Equity Consideration and is able financially to bear the risks thereof and (iii) understands that the Equity Consideration will, upon issuance, be characterized as “restricted securities” under state and federal securities Laws and that under such Laws and applicable regulations, the Equity Consideration may be resold without registration under such Laws only in certain limited circumstances;
(b)
Contributor is capable of evaluating the merits and risks of its decisions with respect to an investment in the Equity Consideration and has the capacity to protect its own interests;
(c)
To the extent necessary, Contributor has retained and relied upon appropriate professional advice regarding the investment, tax and legal merits and consequences of an investment in the Equity Consideration; and
(d)
Contributor has had an opportunity to discuss the LandBridge Parties business, management and financial affairs with the members of their management and has had an opportunity to ask questions of the officers and other representatives of Parent, which questions were answered to its satisfaction.

Section 5.25
Restrictions on Transfer or Sale of Securities.
(a)
Contributor understands that the Equity Consideration has not been (and the Class A shares representing limited liability company interests of Parent (“Class A Shares” and, together with Class B Shares, the “Shares”), issuable upon redemption thereof have not been) registered under the Securities Act or any state securities laws and that none of the Equity Consideration (or any Class A Shares issued upon redemption thereof) may be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without compliance with applicable securities Laws. Contributor understands that the LandBridge Parties are relying upon the representations and covenants in this Agreement for the purposes of determining whether the transactions hereunder, including the issuance of the Equity Consideration (and any Class A Shares issued upon redemption thereof), meet the requirements for an exemption from registration under applicable securities Laws; and
(b)
Contributor understands that the Equity Consideration (and any Class A Shares issued upon redemption thereof) will constitute “restricted securities” under applicable federal securities Laws and that the Securities Act and the rules of the SEC provide in substance that Contributor may dispose of any such Equity Consideration (and any Class A Shares issued upon redemption therefor) only in compliance with applicable securities Laws.
Section 5.26
No Review. Contributor understands that no federal or state agency has passed upon the merits of an investment in the Equity Consideration (or any Class A Shares that may be issued upon redemption thereof) or made any finding or determination concerning the fairness or advisability of such an investment.
Section 5.27
Independent Investigation. Contributor has or will have conducted its own independent investigation, review and analysis of the LandBridge Parties and their respective business operations and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data necessary for such purpose. Contributor acknowledges and agrees that in making its decision to enter into this Agreement and to consummate the transactions contemplated hereunder, it has relied solely on its own investigation and the express representations and warranties of the LandBridge Parties included in this Agreement. Without limiting the generality of the foregoing, Contributor acknowledges and agrees, on behalf of itself and its Affiliates, that, except for the express representations and warranties of the LandBridge Parties included in this Agreement, none of the LandBridge Parties or any of their respective Affiliates or Representatives makes, and neither Contributor nor any of its Affiliates have relied on and Contributor and its Affiliates hereby waive, any representation or warranty of any kind whatsoever, express or implied, at law or in equity, with respect to this Agreement and the transactions contemplated hereunder, the assets and liabilities of the LandBridge Parties, the Class A Shares, the Equity Consideration, the condition, prospects or performance (financial or otherwise) of, or any other matter involving, the business, the assets or the liabilities of the LandBridge Parties or any other information made available to Contributor or any of its Affiliates or Representatives with respect to the Class A Shares, the Equity Consideration, the business, the assets, the liabilities or the operations of the LandBridge Parties, except as expressly set forth herein.
Article 6

REPRESENTATIONS AND WARRANTIES OF The LandBridge Parties
Section 6.1
Generally. The LandBridge Parties, jointly and severally, represent and warrant to Contributor, as of the Execution Date and as of the Closing Date (except for those representations and warranties made as of a specific date, which shall be made only as of such date), as follows:

Section 6.2
Existence and Qualification. Each LandBridge Party is a limited liability company validly existing and in good standing under the Laws of the state of its formation.
Section 6.3
Power. Each LandBridge Party has the requisite limited liability company power to enter into and perform this Agreement and consummate the transactions contemplated by this Agreement.
Section 6.4
Authorization and Enforceability. The execution, delivery, and performance of this Agreement and each Transaction Document required to be executed and delivered by a LandBridge Party on the Closing Date, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary limited liability company action on the part of such LandBridge Party. This Agreement has been duly executed and delivered by each LandBridge Party (and all Transaction Documents required to be executed and delivered by a LandBridge Party on the Closing Date shall be duly executed and delivered by each LandBridge Party as of the Effective Time), and this Agreement and such Transaction Documents constitute or shall constitute as of the Effective Time, as applicable, valid and binding obligations of each LandBridge Party, enforceable against such LandBridge Party in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
Section 6.5
No Conflicts. The execution, delivery, and performance of this Agreement and all Transaction Documents required to be executed and delivered by each LandBridge Party on the Closing Date, and the consummation of the transactions contemplated hereby and thereby, will not (a) violate any provision of the Organizational Documents of such LandBridge Party, (b) result in a material default (with or without notice or lapse of time or both) or the creation of any lien or Encumbrance or give rise to any right of termination, cancellation, or acceleration under any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, license, or other financing instrument to which such LandBridge Party is a party, (c) violate any judgment, order, ruling, or regulation applicable to such LandBridge Party as a party in interest, or (d) violate any Laws applicable to such LandBridge Party or any of its assets.
Section 6.6
Brokers’ Fees. Contributor will not directly or indirectly have any responsibility, liability, or expense, as a result of undertakings or agreements of a LandBridge Party, for brokerage fees, finder’s fees, agent’s commissions, or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.
Section 6.7
Litigation. There are no actions, suits, or proceedings pending, or to each LandBridge Party’s Knowledge threatened in writing before any Governmental Body or arbitrator against either LandBridge Party that are reasonably likely to materially impair either LandBridge Party’s ability to perform its obligations under this Agreement or any Transaction Document or any other document executed and delivered by a LandBridge Party as part of the transactions contemplated by this Agreement or prohibit, enjoin, impair, or restrain the transactions contemplated by this Agreement or any Transaction Document. As used in this Section 6.7, “LandBridge Party’s Knowledge” is limited to Knowledge of one or more of the individuals listed in Schedule 6.7.
Section 6.8
Consents, Approvals, or Waivers. Each LandBridge Party’s execution, delivery, and performance of this Agreement (and any Transaction Document required to be executed and delivered by either LandBridge Party on the Closing Date) is not and will not be subject to any consent, approval, or waiver from any Governmental Body or other third Person, except for (a) consents and approvals of assignments by Governmental Bodies that are customarily obtained after closing, (b) as required under the HSR Act and (c) the listing on the NYSE of the Class A Shares issuable upon redemption of the Equity Consideration.

Section 6.9
Bankruptcy. There are no bankruptcy, insolvency, reorganization, or receivership proceedings pending against, being contemplated by, or threatened in writing against either LandBridge Party.
Section 6.10
Capitalization; Listing.
(a)
As of the date hereof, the issued and outstanding equity capitalization of Parent consists of (i) 25,337,028 Class A Shares, which are the only Class A Shares issued and outstanding (excluding Class A Shares issuable upon vesting of Restricted Stock Units issued under Parent’s Long-Term Incentive Plan), and (ii) 51,093,505 Class B Shares; all of such Shares have been duly and validly issued and fully paid and non-assessable (except as such non-assessability may be affected by, as applicable, Sections 18-607 and 18-804 of the Delaware Limited Liability Company Act). As of the date hereof, no Shares were held by Parent in its treasury.
(b)
As of the date hereof, the issued and outstanding equity capitalization of Acquiror consists of 76,430,533 Acquiror Units; all of such Acquiror Units have been duly and validly issued and fully paid and non-assessable (except as such non-assessability may be affected by, as applicable, Sections 18-607 and 18-804 of the Delaware Limited Liability Company Act). The Acquiror Units owned by Parent are owned by Parent free and clear of all liens, encumbrances, equities or claims. Parent is the sole managing member of Acquiror and has the power and authority to act as the managing member of Acquiror as provided in that certain Amended and Restated Limited Liability Company Agreement of Acquiror.
(c)
Except as set forth in any SEC Report filed by Parent with the SEC and publicly available at least two (2) Business Days prior to the Execution Date (to the extent the qualifying nature of such disclosure is readily apparent from the content of such SEC Report, and excluding any information contained in any part of any such report, schedule, form, statement or other document in any section entitled “Risk Factors” or set forth in any “Forward Looking Statements” disclaimer to the extent that any such information is forward-looking or cautionary, predictive or non-specific in nature) and other than with respect to any shares of Class A Shares issuable upon vesting of Restricted Stock Units issued under Parent’s Long-Term Incentive Plan, (i) there are no outstanding preemptive or other similar rights with respect to the equity interests of Parent or Acquiror, (ii) there are no appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, subscription agreements, rights of first offer, rights of first refusal, tag along rights, drag along rights, subscription rights, or commitments or other rights or contracts of any kind or character relating to or entitling any Person to purchase or otherwise acquire any equity interests of Parent or Acquiror or requiring Parent or Acquiror to issue, transfer, convey, assign, redeem or otherwise acquire or sell any equity interests of Parent or Acquiror, (iii) there are no equity holder agreements, voting agreements, proxies, or other similar agreements or understandings with respect to the equity interests of Parent or Acquiror, (iv) no equity interests of Parent or Acquiror are reserved for issuance and (v) and there are no restrictions upon the voting or transfer of, any equity interests of Parent or Acquiror, in each case, pursuant to any agreement or instrument to which Parent or Acquiror is a party or by which it may be bound.
(d)
Neither Parent nor Acquiror has any outstanding bonds, debentures, notes, or other obligations the holders of which have the right to vote (or convertible into or exercisable for equity interests having the right to vote) with the holders of equity interests of Parent or Acquiror on any matter pursuant to such outstanding bonds, debentures, notes or other obligations.
(e)
The Equity Consideration when issued and delivered against payment therefor as provided herein (or any Class A Shares issued upon redemption thereof), will be duly and validly issued and fully paid and non-assessable (except as such non-assessability may be affected by, as applicable, Sections 18-607 and 18-804 of the Delaware Limited Liability Company Act), will be issued free of any

Encumbrance (other than restrictions contained in the Organizational Documents of Acquiror and Parent, as applicable, and restrictions on transfer imposed by applicable securities laws) and will conform in all material respects to the description thereof contained in the Amended and Restated Limited Liability Company Agreement of Parent and the Amended and Restated Limited Liability Company Agreement of Acquiror.
(f)
The Class A Shares are registered under Section 12(b) of the Exchange Act and are listed on the New York Stock Exchange, and Parent has not received any written notification that the SEC is contemplating terminating such registration. Parent has not, in the twelve (12) months preceding the date of this Agreement, received written notice from the New York Stock Exchange or any other stock market or exchange to the effect that Parent is not in compliance with the listing or maintenance requirements of such market or exchange (or any other notice of delisting).
Section 6.11
Financial Statements; Controls and Procedures. Except as set forth in any SEC Report filed by Parent with the SEC and publicly available at least two (2) Business Days prior to the Execution Date (to the extent the qualifying nature of such disclosure is readily apparent from the content of such SEC Report, and excluding any information contained in any part of any such report, schedule, form, statement or other document in any section entitled “Risk Factors” or set forth in any “Forward Looking Statements” disclaimer to the extent that any such information is forward-looking or cautionary, predictive or non-specific in nature):
(a)
The financial statements included in the SEC Reports, together with the related schedules and notes, present fairly, in all material respects, the financial position of Parent and its Subsidiaries at the dates indicated and the results of operations and cash flows of Parent and its Subsidiaries for the periods specified; said financial statements have been prepared in conformity with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved. The supporting schedules, if any, present fairly, in all material respects, in accordance with GAAP the information required to be stated therein.
(b)
The pro forma financial statements included in the SEC Reports include assumptions that provide a reasonable basis for presenting the effects attributable to the transactions and events described therein, the related pro forma adjustments give appropriate effect to those assumptions, and the pro forma adjustments reflect an appropriate application of those adjustments to the historical financial statement amounts in the pro forma financial statements included in the SEC Reports. The pro forma financial statements included in the SEC Reports comply as to form in all material respects with the applicable requirements of Article 11 of Regulation S-X under the Securities Act.
(c)
The Parent maintains a system of internal control over financial reporting (as such term is defined in Rule 13a-15(f) under the Exchange Act) that (i) complies with the applicable requirements of the Exchange Act, (ii) has been designed by the Parent’s principal executive officer and principal financial officer, or under their supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and (iii) is sufficient to provide reasonable assurance that (A) transactions are executed in accordance with management’s general or specific authorization, (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (C) access to assets is permitted only in accordance with management’s general or specific authorization and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences; and except as set forth in any SEC Report filed by Parent with the SEC and publicly available at least two (2) Business Days prior to the Execution Date (to the extent the qualifying nature of such disclosure is readily apparent from the content of such SEC Report, and excluding any information contained in any part of any such report, schedule, form, statement or other document in any section entitled “Risk Factors” or set forth in any “Forward Looking Statements” disclaimer to the extent that any such information is forward-looking or cautionary, predictive or non-specific in nature), the Parent’s internal control over financial reporting is effective and the Parent is not aware of any material weaknesses in its internal control over financial reporting (it being understood that this subsection shall not require the Company to comply with Section 404 of the Sarbanes-Oxley Act of 2002, as amended, as of an earlier date than it would otherwise be required).
Section 6.12
SEC Reports. The Parent has filed all SEC Reports required to be filed with the SEC on a timely basis or has received or obtained a valid extension of such time of filing and has filed such SEC Reports prior to the expiration of any such extension. The SEC Reports, including any audited or unaudited financial statements and any notes thereto or schedules included therein, at the time filed (or in the case of registration statements, solely on the dates of effectiveness) (except to the extent corrected by a subsequent SEC Report) (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. As of the date hereof, there are no material outstanding unresolved comments in comment letters from the Division of Corporation Finance of the SEC with respect to any of the SEC Reports.
Section 6.13
Independent Investigation. Each of the LandBridge Parties has or will have conducted its own independent investigation, review and analysis of the Assets and acknowledges that it and its Representatives have been provided adequate access to the Land, the Surface Agreements, the Surface Rights Agreements, the Contracts, and the other records of Contributor for such purpose. Each of the Landbridge Parties acknowledges and agrees that in making its decision to enter into this Agreement and to consummate the transactions contemplated hereunder, it has relied solely on its own investigation and the express representations and warranties of the Contributor included in this Agreement. Without limiting the generality of the foregoing, and subject in all respects to the Exclusions, each of the LandBridge Parties acknowledges and agrees on behalf of itself and its Affiliates, that neither the Contributor nor any of its Affiliates or Representatives makes, and neither of the LandBridge Parties nor any of their respective Affiliates has relied on and the LandBridge Parties and their Affiliates hereby waive, any representation or warranty of any kind whatsoever, express or implied, at law or in equity, with respect to this Agreement, and the transactions contemplated hereunder, the Assets, the Surface Agreements, the Surface Rights Agreements, the Contracts, the condition, prospects or performances (financial or otherwise) of, or any matter involving, the Water Business or the Assets, except as expressly set forth herein.
Section 6.14
Sufficiency of Funds. Acquiror has delivered to Contributor a true, correct, and complete executed copy of the Debt Agreement pursuant to which the lenders thereunder (the “Lenders”) have provided, subject to the terms and conditions set forth therein, a $200 million delayed draw term facility (the “Debt Facility”), which amount, together with cash on hand, other amounts available under the Debt Agreement and the Equity Consideration, is sufficient to consummate the transactions on the terms contemplated by this Agreement and the other Transaction Documents, and in each case, to pay all related fees and expenses required to be paid on the Closing Date, and there are no side letters or Contracts to which any of such members is a party related to the conditionality, funding, or consummation of the Debt Facility other than the Debt Agreement. As of the date hereof, the Debt Agreement is in full force and effect, and is enforceable against LandBridge and its Affiliates and, to the LandBridge Party’s Knowledge, the other parties thereto in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). As of the date hereof, assuming the accuracy of the representations and warranties set forth in Article 5 and the performance by Contributor of its obligations under this Agreement: (i) no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to constitute a breach or default or a failure to satisfy a condition precedent under any term or condition of the Debt Facility; and (ii) neither of the Landbridge Parties has any reason to believe that any of the conditions to the funding of the Debt Facility will not be satisfied on or prior to the Closing Date or that any portion of the Debt Facility necessary to pay the Unadjusted Cash Consideration will not be available to Acquiror on or prior to the Closing Date.
Article 7

COVENANTS OF THE PARTIES
Section 7.1
Interim Covenants.
(a)
Contributor covenants and agrees that during the Interim Period, Contributor shall:
(i)
maintain in force the Insurance Policies with respect to the Assets in at least such amounts as are maintained by Contributor as of the Execution Date;
(ii)
other than the settlement of any matter set forth on Schedule 5.7, not enter into or grant any liens, easements, surface use agreements, leases, restrictive covenants or other similar agreements with respect to the Assets whatsoever and shall not create or incur any additional Encumbrances with respect to the Assets whatsoever, in each case without Acquiror’s prior written consent, which may be withheld, conditioned or delayed by Acquiror in its sole discretion;
(iii)
operate the Assets in the ordinary course of business consistent with past practice and in material compliance with all applicable Laws and shall maintain the Assets in substantially similar condition and repair as exists on the Execution Date, except for normal wear and tear;
(iv)
perform its obligations as expressly set forth in the Contracts, Surface Agreements and Surface Rights Agreements;
(v)
except for sale of supply water and caliche from the Lands in the ordinary course of business, not sell, assign, transfer, convey, demolish, destroy, dispose of, relinquish, amend, alter, change, or modify the Assets or any portion thereof, without the prior written consent of Acquiror, which may be withheld, conditioned or delayed by Acquiror in its sole discretion;
(vi)
not use, occupy, or allow the use or occupancy of the Assets in any manner that violates any applicable Laws or restrictive covenants;
(vii)
other than residual amounts of Hydrocarbons and produced water that are discharged or released incidental to Hydrocarbons production activities on (or across) the Land by third parties, not cause, allow or permit the introduction, spillage, release, discharge, use, storage or disposal of any Hazardous Substances onto or from the Assets in contravention of applicable Laws or any Contracts, Surface Agreements or Surface Rights Agreements touching and concerning the Assets;
(viii)
promptly (and in no event more than two (2) Business Days) upon obtaining written notice of any violation of applicable Laws or legal or regulatory proceedings with respect to the Assets, provide Acquiror with a copy of such notice;
(ix)
promptly (and in no event more than two (2) Business Days) upon obtaining notice of any casualty event with respect to the status or condition of the Assets, provide Acquiror with written notice of such casualty event;

(x)
not enter into any agreements or commitments to any third Persons for any post-Closing Date expenditures that could give rise to a lien or Encumbrance upon the Assets without the prior written consent of Acquiror, which may be withheld, conditioned or delayed by Acquiror in its sole discretion;
(xi)
at Acquiror’s request, reasonably cooperate with Acquiror, at Acquiror’s sole cost and expense, with respect to obtaining third Person financing for the Unadjusted Consideration, including providing Acquiror and its Representatives reasonable access to knowledgeable personnel of Contributor to answer questions and review the Deliverables;
(xii)
not terminate, amend, extend or otherwise make any alteration to any Contract, Surface Agreement or Surface Rights Agreement other than those described in Schedule 7.1(xii) without Acquiror’s written consent, which may be withheld, conditioned or delayed by Acquiror in its sole discretion;
(xiii)
at Acquiror’s reasonable request, provide updated operating and accounting Records with respect to the Assets and continuing thereafter on a monthly basis within thirty (30) days following the end of the applicable month, if any; provided that Contributor shall not be required to create new records in connection therewith;
(xiv)
timely pay all Asset Taxes in full as they become due, timely file (or cause to be filed) all Tax Returns with respect to Asset Taxes that are required to be filed on a basis consistent with past practice and in conformity with applicable Law, and not settle or compromise any material Tax Proceeding related to Asset Taxes;
(xv)
in the event Contributor comes into possession, custody or control of any additional Deliverables following the Execution Date, promptly (but no more than three (3) Business Days after coming into such possession, custody or control) deliver such additional Deliverables to Acquiror;
(xvi)
not enter into any new agreement that would constitute a material Contract, Surface Agreement or Surface Rights Agreement without Acquiror’s prior written consent, which may be withheld, conditioned or delayed by Acquiror in its sole discretion;
(xvii)
not enter into any agreement, whether in writing or otherwise, that would violate any of the foregoing covenants set forth in this Section 7.1; and
(xviii)
not, and Contributor shall cause its Affiliates and each of its directors, managers, executives, officers, employees, equity holders and Representatives not to, directly or indirectly, (i) enter into any agreement, discussion, or negotiation with (and each such Person will terminate any existing discussions or negotiations with) or (ii) solicit, initiate, entertain, consider, or respond to any inquiries or proposals from, any Person, with respect to any transaction which contemplates any direct or indirect transfer, sale, assignment, or change of control of all or any portion of the Assets; provided, that the foregoing shall not restrict Contributor from responding to any inquiry to inform the Person making the inquiry that Contributor is not permitted to discuss the matter.

Notwithstanding anything to the contrary contained in this Agreement, nothing shall restrict the Owners (as defined in the Management Agreement) from exercising their rights of exclusive management and control of all matters with respect to the mineral estate with respect to the lands covered by the Management Agreement prior to Closing, in all respects subject to the terms of the Management Agreement.

Notwithstanding anything to the contrary contained in this Agreement, any breach of Section 7.1(a)(xviii) occurring prior to any termination of this Agreement shall survive (along with any Damages arising therefrom) any termination of this Agreement for a period of [***].

(b)
Parent covenants and agrees that during the Interim Period, Parent shall not, unless otherwise approved with the written consent of Acquiror and Contributor (which consents or approvals shall not be unreasonably withheld, conditioned or delayed), amend the Organizational Documents or governing documents of either LandBridge Party, in each case, in a manner that would adversely affect the holders of Acquiror Units, Class B Shares, Class A Shares or other securities (in each case, in such holder’s capacity as such). In addition, during the Ten Day VWAP period referred to in Section 3.1(a)(ii)(A), neither Acquiror nor Parent shall split, reclassify or recapitalize the Acquiror Units, Class A Shares or Class B Shares.
Section 7.2
Government Filings and Reviews.
(a)
As soon as practicable following the Execution Date, the Parties shall make such further filings as may be required by the HSR Act with respect to the transactions contemplated by this Agreement, including timely payment by each Party of its portion of any applicable filing fees in accordance with Section 13.3. Thereafter, the Parties shall use their respective reasonable best efforts to take such actions as reasonably required so that the waiting period specified in the HSR Act will expire or be terminated as soon as reasonably possible after the Execution Date. Without limiting the foregoing, the Parties shall, (i) subject to applicable Laws, provide each other with advance copies and a reasonable opportunity to review, comment on and discuss in advance, and shall consider in good faith the views of the other in connection with, any submission or other proposed written communication to the U.S. Federal Trade Commission or the U.S. Department of Justice (each, an “Antitrust Authority”) and (ii) use reasonable best efforts to persuade any Antitrust Authority that no Remedial Action is necessary in connection with the transactions contemplated by this Agreement.
(b)
For purposes of this Section 7.2, a “Remedial Action” shall consist of any request or requirement of an Antitrust Authority to (i) pay any amounts (other than the payment of filing fees and expenses and fees of counsel), (ii) commence litigation, (iii) hold separate (including by trust or otherwise) or divest any businesses, product lines or assets of Acquiror or any of their respective Affiliates, (iv) agree to anything referred to in clause (iii) or to any alteration of or limitation on the operation or conduct of the business of Acquiror or any of their respective Affiliates or (v) waive any of the conditions to this Agreement set forth in Article 8, in each case in order to obtain the expiration of the applicable waiting period or to avoid litigation.
(c)
Notwithstanding anything to the contrary in this Agreement, neither Acquiror, Contributor, nor any of their respective Affiliates shall be required to (i) take any Remedial Action or (ii) take or agree to take any action with respect to its business or operations in connection with any civil, criminal or administrative actions, suits, grievances, audits, notices of violation, investigations, arbitrations, mediations, claims, investigations or other proceedings (“Proceedings”) under or relating to any Antitrust Law.
(d)
The Parties shall furnish, and shall cause their respective counsel to furnish, the other Parties such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of necessary filings or submissions under the provisions of the HSR Act and in connection with any review or investigation of this Agreement or the transactions contemplated by this Agreement by any Antitrust Authority. The Parties shall cause their respective counsel to supply to the other Parties copies of all substantive correspondence, filings or written communications between such Party or its Affiliates with any Antitrust Authority or staff members thereof, with respect to the transactions contemplated by this Agreement and the other Transaction Documents, except for filings (and any attachments thereto) prepared and submitted pursuant to the HSR Act or written communications regarding the same, or documents or information submitted in response to any request for additional information or documents pursuant to the HSR Act which reveal any Party’s negotiating objectives, strategies or consideration expectations. The Parties may provide such communications in a manner that protects any legally applicable privilege. The Parties (i) will promptly notify each other of the content and status of any communication with any Antitrust Authority pertaining to this Agreement or the transactions contemplated by this Agreement, and (ii) agree not to participate in any substantive meeting or discussion with, or enter into any agreements with, any such Antitrust Authority in respect of any filing, investigation, or inquiry concerning this Agreement or the transactions contemplated by this Agreement unless it consults with the other in advance and, to the extent permitted by such Antitrust Authority, gives the other the opportunity to attend and participate thereat. The Parties shall consult with each other prior to taking any material substantive position with respect to the filings under the HSR Act, in any written submission to, or, to the extent practicable, in any discussions with, any Antitrust Authority. Subject to the foregoing, Acquiror shall be principally responsible for and in control of the process of dealing with any Antitrust Authority concerning the effect of applicable Antitrust Laws on the transactions contemplated by this Agreement. In addition, except as may be prohibited by any Antitrust Authority or by any Law, in connection with any Proceeding under or relating to the HSR Act, Contributor will permit authorized Representatives of Acquiror to be present at each meeting or conference relating to any such Proceeding and to have access to and be consulted in connection with any document, opinion, or proposal made or submitted to any Antitrust Authority in connection with any such Proceeding.
Section 7.3
Confidentiality. Until the expiration of twenty-four (24) months after the Closing Date or termination of this Agreement, as applicable, each Party (in such capacity, the “Receiving Party”) shall keep all information and data belonging to the other Party (in such capacity, the “Disclosing Party”) that is confidential and disclosed to the Receiving Party or its Representatives in the course of negotiation or performance of this Agreement, including this Agreement itself and the transactions contemplated hereby (collectively, “Confidential Information”), strictly confidential, except for: (a) disclosures to Representatives of the Parties (in which event, the Receiving Party will be responsible for making sure that its Representatives keep such Confidential Information confidential pursuant to this paragraph); (b) disclosures required (upon advice of counsel) by applicable Laws; (c) disclosures by Acquiror as part of fundraising, financing or marketing activities undertaken by Acquiror or its Affiliates so long as such disclosures are made to Persons subject to an obligation of confidentiality with respect to such Confidential Information; (d) any Confidential Information that is or becomes available to the public other than through the act or omission of the Receiving Party in violation of this Section 7.3; (e) disclosures that are necessary for a Party to perform its obligations under this Agreement (including disclosures to Governmental Bodies or other Persons to the extent, as reasonably necessary to provide notices, seek waivers, amendments or termination of rights, or seek such consents); or (f) disclosures under applicable stock exchange regulations or in connection with any securities filing made by Parent, including complying with any applicable disclosure obligations in connection with any securities offering or periodic or current reporting requirement. From and after the Closing Date, all Confidential Information shall belong to Acquiror, and for all purposes under this Section 7.3, Acquiror shall be deemed to be the “Disclosing Party” with respect to such Confidential Information and Contributor shall be deemed to be the “Receiving Party” with respect to such Confidential Information.
Section 7.4
Financial Records and Cooperation.
(a)
During the Interim Period, subject to the limitations in Section 10.1, Contributor shall, and shall cause its Representatives to, at [***] sole cost and expense and at Acquiror’s reasonable request, cooperate in good faith with LandBridge Parties in connection with the arrangement of any financing by LandBridge Parties in connection with the transactions contemplated hereby, provided that such requested cooperation does not unreasonably interfere with the ongoing business or operations of Contributor or its Affiliates and their respective Representatives (the “Financing”). Such cooperation shall include (i) providing Acquiror with the Financing Information as promptly as reasonably practicable; (ii) assisting with the preparation of customary materials for rating agency presentations, bank information memoranda and other customary marketing and syndication materials necessary or appropriate in connection with the Financing, solely with respect to the Assets; (iii) furnishing LandBridge Parties and their Financing Sources with any reasonably requested financial information available to Contributor or which can be prepared by Contributor without undue burden or any out of pocket expense not paid by Acquiror; (iv) cooperating with the Financing Sources’ reasonable due diligence investigation and evaluation of the Assets for necessary, appropriate and customary purposes, including providing existing title policies, surveys and other title information on file with Contributor and its Affiliates, but excluding any inspections of the Land; (v) reasonably facilitating the pledging of collateral and execution and delivery of definitive pledge and security documents and other financing documents or other certificates or documents as may be reasonably requested by LandBridge Parties or the Financing Sources to consummate the Financing; (vi) cooperating (including by delivering customary management letters of representation) to obtain “comfort” letters and “consents” of Contributor’s independent auditors to the extent reasonably requested; (vii) delivering drafts of Payoff Letters to LandBridge Parties within a reasonable period of time prior to Closing; and (viii) providing to LandBridge Parties and the Financing Sources at least five (5) Business Days prior to the Closing Date all documentation and other information requested by the Financing Sources to comply with applicable “beneficial ownership,” “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.
(b)
Notwithstanding anything in this Agreement to the contrary: (i) neither Contributor nor any of its Representatives shall be required to consent to or to execute or enter into or obtain any consent from any third party in respect of any certificate, instrument, agreement or other document in connection with the Financing which will be effective prior to the Closing; (ii) neither Contributor or any of its Representatives will be required to pay any commitment or other similar fee, to incur any other liability or to enter into any agreement effective in connection with the Financing; (iii) neither Contributor nor its Representatives shall be required to consent to the pre-filing of UCC-1 financing statements or any other grant of any Lien or other encumbrances; (iv) neither Contributor nor any of its Representatives shall be required to provide any information that is not reasonably available to Contributor, its Affiliates, or any of their Representatives; (v) neither Contributor nor any of its Representatives shall be required to take or permit the taking of any action that would: (A) reasonably be expected to result in any condition to the Closing set forth in this Agreement to not be satisfied or otherwise cause any breach of this Agreement by the Contributor, (B) cause any director, officer, employee, or stockholder of the Contributor or any of its Affiliates to incur any personal liability in connection with the Financing; (C) conflict with or violate the organizational documents of the Contributor or any Laws or the loss of any attorney-client privilege; or (D) reasonably be expected to result in a material violation or breach of any material Contract to which Contributor is a party (provided that such Contract is not entered into in contemplation of circumventing the cooperation described herein); and (vi) nothing herein shall require the governing body of Contributor to adopt resolutions approving or otherwise approve the agreements, documents or instruments pursuant to which the Financing is made.
(c)
[***] shall indemnify and hold harmless [***] and its Affiliates and its and their Representatives from and against any and all losses, costs, Damages, and liabilities suffered or incurred by any of them in connection with any of their cooperation or assistance with respect to the Financing or the provision of any information utilized in connection therewith or otherwise arising from the Financing; provided that the foregoing obligations shall not apply to any losses incurred as a result of the willful misconduct or gross negligence of any [***] or its Representatives. [***] shall upon Closing reimburse [***] for any and all reasonable and documented out-of-pocket fees, costs or expenses (including reasonable and documented fees, costs and expenses of counsel, accountants and other advisors) incurred by [***] or any of its Affiliates or Representatives in connection with any of their cooperation or assistance with respect to the Financing or the provision of any information utilized in connection therewith or otherwise arising from the Financing; provided that the foregoing obligations shall not apply to costs or expenses incurred in connection with the post-Closing preparation and delivery of the Required Financial Statements.
(d)
[***]
Section 7.5
Further Assurances. After the Closing Date, the Parties agree to take such further actions and to execute, acknowledge, and deliver all such further documents as are reasonably requested by the other Party for carrying out the purposes of this Agreement or of any document delivered pursuant to this Agreement.
Section 7.6
Liens; Consents; Estoppels. Prior to Closing, Contributor shall (a) obtain releases and terminations of any liens or other Encumbrances and interests burdening the Assets (other than Permitted Encumbrances) that exist as of the Execution Date (as well as any liens that arise after the Execution Date other than Permitted Encumbrances), in each case, in a form reasonably acceptable to Acquiror and the Title Company, including for the avoidance of doubt the Must-Cure Items; (b) obtain the Required Consents and any other Specified Consent Requirements in a form reasonably acceptable to Acquiror; (c) obtain the Surface Rights Estoppels (each of which may be included within the applicable Required Consent); and (d) in each case, bear any expense required to do so.
Section 7.7
Condemnation; Casualty Loss.
(a)
If, prior to the Closing Date, any Governmental Body or other entity having condemnation authority shall institute, by written notice delivered to, or service of process on, Contributor an eminent domain proceeding with regard to all or any part of the Land (a “Condemnation Proceeding”), then Contributor shall promptly notify Acquiror thereof. If the Condemnation Proceeding is of all the Land or any material portion thereof (meaning the value attributed by Acquiror to such portion is greater than [***] of the Unadjusted Consideration), then Acquiror shall have the right, within five (5) Business Days after Acquiror’s receipt of a written notice from Contributor of the Condemnation Proceeding, to terminate this Agreement by written notice to Contributor. If, however, the Condemnation Proceeding is of an immaterial portion of the Land, or the Condemnation Proceeding is of all or a material portion of the Land but Acquiror fails to timely elect to terminate this Agreement, then the Parties shall proceed with the Closing without any reduction in the Unadjusted Consideration but Acquiror shall be entitled to receive all condemnation proceeds related thereto.
(b)
If any portion of the Assets is materially (being greater than [***] of the Unadjusted Consideration attributed by Acquiror to such Assets) damaged prior to the Closing Date, then, subject to the other terms and conditions of this Agreement, Acquiror remains obligated to close the acquisition of the applicable Assets hereunder, in which event Contributor shall assign to Acquiror on the Closing Date any applicable insurance proceeds available to Contributor under its policies of insurance for such damage and any surface damages to which Contributor is entitled for such damage, and the Unadjusted Consideration shall be adjusted downward by the commercially reasonable value of such material damage.
Section 7.8
Affiliate Interests. Notwithstanding anything in this Agreement to the contrary, to the extent that any of Contributor’s Affiliates own an interest in or hold any property or asset that would constitute an “Asset” hereunder if such property or asset were owned, leased or held by Contributor, such property or asset (and such Affiliate’s interest therein) shall constitute “Assets” for all purposes of this Agreement. To the extent that any of Contributor’s Affiliates (a) own an interest in or hold or possess any of the Assets, (b) perform functions, obligations or exercise rights on behalf of Contributor with respect to any of the Assets, (c) possess any of the Assets or possess or have access to any relevant information or documentation regarding any of the Assets, or (d) take or fail to take actions that would be subject to this Agreement if taken or not taken by Contributor, then (x) references to Contributor in this Agreement (including, for the avoidance of doubt, Contributor’s obligation to convey the Assets to Acquiror at Closing) shall include each such Affiliate; (y) Contributor shall cause such Affiliate(s) to take (or refrain from taking) the actions required to be taken (or required not to be taken, as applicable) by Contributor under this Agreement; and (z) any breach by such an Affiliate shall be a breach of this Agreement by Contributor. Notwithstanding the above, the Parties acknowledge and agree that the fee interests held by certain of Contributor’s members or their Affiliates in respect to the Relinquishment Act Lands (i.e., such parties’ fee interest in the Surface Use Land encumbered by the Management Agreement) shall not be subject to the terms or requirements of this Section 7.8.
Section 7.9
Publicity. All press releases or other public communications of any nature whatsoever relating to the transactions contemplated by this Agreement, and the method of the release for publication thereof, shall be subject to the prior written consent of each of the Parties; provided that nothing herein shall prevent a Party from publishing such press releases or other public communications as is necessary to satisfy such Party’s obligations under applicable securities or other Laws or under the rules of any stock or commodities exchange after consultation with the other Party; provided, further, that (i) nothing in this Section 7.9 will preclude any Party from communicating with its employees on a confidential basis and (ii) a communication or disclosure that is consistent with a prior communication as to which the other Party has consented or the Parties have consulted pursuant to this Section 7.9 shall not require a further consent or consultation pursuant to this Section 7.9.
Section 7.10
Lock-Up. During the period beginning on the Closing Date and ending on the [***] day after the Closing Date (excluding the date of the Closing for purposes of calculating such date) (the “Lock-Up Period”), Contributor will not lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right, or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Acquiror Units or Class B Shares issued hereunder to Contributor, whether any such transaction is to be settled by delivery of Acquiror Units, Class B Shares, Class A Shares or other securities, in cash, or otherwise. Nothing in this Section 7.10 shall prohibit or limit the ability of Contributor to effect any transfer of Acquiror Units, Class B Shares or Class A Shares (a) as a bona fide gift or gifts or any other similar transfer or distribution that does not involve a sale or other disposition for value, (b) to any such Person’s partners, members or stockholders as part of a distribution, (c) to any corporation, partnership or other entity that is an Affiliate of such Person, in each case of the forgoing clauses (a) through (c), so long as (x) such transfer is made in compliance with applicable U.S. federal securities laws and (y) the transferee agrees in writing to be bound by all the terms of this Section 7.10, (d) pursuant to a bona fide third party tender offer, merger, consolidation or other similar transaction made to all holders of Class A Shares or (e) pursuant to an order of a court or regulatory agency. Contributor acknowledges that the Class B Shares and Acquiror Units are only permitted to be transferred together and shall not be transferred separately, all as provided in and subject to the terms of the Organizational Documents of Acquiror.
Section 7.11
Legend Removal.
(a)
Subject to Section 7.10, at such time that Contributor becomes eligible under Rule 144, Parent agrees, upon reasonable request of Contributor or any of its permitted transferees, and subject to the other provisions of this Agreement and receipt of any information and documentation that Parent deems reasonably necessary with respect thereto (including letters of representation from Contributor or any such transferee and any associated broker(s) or custodian(s)) to use commercially reasonable efforts to take all steps necessary to effect the removal of the Private Placement Legend from the Acquiror Units and any Class B Shares (or any Class A Shares issued in redemption thereof) issued to Contributor as promptly as practicable following such request by Contributor or any such permitted transferee, and Parent shall bear all reasonable and documented out-of-pocket costs associated therewith, regardless of whether the request is made in connection with a sale or otherwise, so long as Contributor or any of its permitted transferees provides to Parent any information Parent deems reasonably necessary to determine that such legend is no longer required under the Securities Act or applicable state laws.
(b)
To the extent it shall be required to do so under the Exchange Act, the Parent shall timely file the reports required to be filed by it under the Exchange Act or the Securities Act (including the reports under Sections 13 and 15(d) of the Exchange Act referred to in subparagraph (c)(1) of Rule 144) and shall take such further action as Contributor or any of its permitted transferees may reasonably request, all to the extent required from time to time to enable Contributor or such permitted transferee to sell Class A Shares (issued in the redemption of any Acquiror Units and any Class B Shares) without registration under the Securities Act within the limitations of the exemption provided by Rule 144. Upon the request of Contributor or any of its permitted transferees in connection with Contributor’s or such permitted transferee’s sale pursuant to Rule 144, the Company shall promptly deliver to Contributor or such permitted transferee a written statement as to whether it has complied with such requirements. In connection with such sales pursuant to Rule 144, the Parent will reasonably cooperate with and assist Contributor or any of its permitted transferees to facilitate the transfer of Contributor’s or such permitted transferee’s Class A Shares (issued in the redemption of any Acquiror Units and any Class B Shares) to a DTC brokerage account as reasonably requested by Contributor or such permitted transferee (including the delivery of instruction letters by the Parent or its counsel to the Parent’s transfer agent, the delivery of customary legal opinions by counsel to the Parent and the delivery of such Class A Shares (issued in the redemption of any Acquiror Units and any Class B Shares) without restrictive legends), provided that Contributor or such permitted transferee shall (i) deliver such documents reasonably requested by the Parent or the Parent’s transfer agent in connection with such request and (ii) agree not to sell such Acquiror Units and any Class B Shares (or any Class A Shares issued in redemption thereof) unless an effective registration statement is on file with the SEC or it may do so pursuant to Rule 144 or another applicable exemption from registration for such sale under the Securities Act or the rules promulgated thereunder.
Section 7.12
Financial Statements Matters. Contributor agrees to comply with the financial statements delivery and cooperation obligations set forth on Schedule 7.12.
Section 7.13
Reserved.
Section 7.14
NYSE Listing. The LandBridge Parties shall take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on the NYSE under applicable Laws and rules and policies of the NYSE and the SEC to enable and effect the listing (subject to official notice of issuance) of Class A Shares issuable on redemption of the Equity Consideration (including filing any Supplemental Listing Application or other such form as may be required by the NYSE, if any).
Section 7.15
Mineral Matters. [***].
Article 8

CONDITIONS TO PERFORMANCE

Section 8.1
Contributor’s Closing Conditions. The obligation of Contributor to consummate the transactions provided for herein at Closing is subject to the fulfillment by the LandBridge Parties or waiver by Contributor of each of the following conditions on or prior to the Closing Date: (a) the representations and warranties of LandBridge Parties shall be true and correct in all material respects (other than (i) the Acquiror Fundamental Representations and (ii) the representations and warranties that are qualified by “materiality” or similar qualifications, which, in the case of clauses (i) and (ii), must be true and correct in all respects) on the Execution Date and on the Closing Date as though made on and as of such date (other than representations and warranties that refer to a specified date, which need only be true and correct as of such specified date); (b) LandBridge Parties shall have performed in all material respects all obligations, covenants and agreements contained in this Agreement to be performed or complied with by them at or prior to the Closing Date; (c) no order, decree, or injunction of any Governmental Body shall be in effect, and no Law shall have been enacted or adopted, that enjoins, prohibits, or makes illegal the consummation of the transactions contemplated by this Agreement, and no Proceeding by any Governmental Body with respect to the transactions contemplated by this Agreement shall be pending that seeks to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement; (d) Class A Shares issuable on redemption of the Equity Consideration shall have been approved for listing on the NYSE, subject to official notice of issuance (the “NYSE Listing Approval”); (e) a dispute shall not exist pursuant to Section 4.3 in which Acquiror or Contributor asserts that the Environmental Termination Threshold has been exceeded; and (f) all waiting periods (and all extensions thereof) applicable to the transactions contemplated hereby under the HSR Act shall have been terminated or shall have expired.
Section 8.2
LandBridge Parties’ Closing Conditions. The obligation of LandBridge Parties to consummate the transactions provided for herein at Closing is subject to the fulfillment by the Contributor or waiver by the LandBridge Parties of each of the following conditions on or prior to the Closing Date: (a) the representations and warranties of Contributor shall be true and correct in all material respects (other than (i) the Contributor Fundamental Representations and (ii) the representations and warranties that are qualified by “materiality” or similar qualifications, which, in the case of clause (i) and (ii), must be true and correct in all respects) on the Execution Date and on the Closing Date as though made on and as of such date (other than representations and warranties that refer to a specified date, which need only be true and correct as of such specified date); (b) Contributor shall have performed in all material respects all obligations, covenants and agreements contained in this Agreement to be performed or complied with by it at or prior to the Closing Date; (c) no order, decree, or injunction of any Governmental Body shall be in effect, and no Law shall have been enacted or adopted, that enjoins, prohibits, or makes illegal the consummation of the transactions contemplated by this Agreement, and no Proceeding by any Governmental Body with respect to the transactions contemplated by this Agreement shall be pending that seeks to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement; (d) the Required Consents shall have been obtained; (e) Contributor shall have delivered to Acquiror an Estoppel Certificate with respect to each Surface Rights Agreement listed on Exhibit B-9 (collectively, the “Surface Rights Estoppels”), on a form reasonably acceptable to Acquiror, dated not more than 60 days prior to Closing and executed by the applicable Surface Rights Grantor; (f) the Title Company shall be unconditionally committed to issue to Acquiror (or, at the direction of Acquiror, a Subsidiary of Acquiror) at Closing a Texas Form T-1 Owner’s Policy of Title Insurance (“Title Policy”) covering the fee simple interest in the Fee Land and surface use interest in the Surface Use Land, in the amount of the Unadjusted Consideration, insuring that after the completion of the Closing, Acquiror is the owner of fee simple title to the Fee Land and the surface use interest to the Surface Use Land, subject only to the Permitted Encumbrances and the standard exceptions thereto; however, the standard print exceptions for parties in possession, easements not shown of record, and liens for labor or materials shall be deleted; (g) the NYSE Listing Approval shall have been obtained; (h) a dispute shall not exist pursuant to Section 4.3 in which Acquiror or Contributor asserts that the Environmental Termination Threshold has been exceeded; and (i) all waiting periods (and all extensions thereof) applicable to the transactions contemplated hereby under the HSR Act shall have been terminated or shall have expired.
Section 8.3
Governmental Approvals. Notwithstanding anything in this Agreement to the contrary, neither Contributor nor LandBridge Parties shall be obligated to close the transaction contemplated by this Agreement unless and until LandBridge Parties shall have obtained from all applicable Governmental Bodies any requisite approvals or clearances necessary for the transactions contemplated hereby to lawfully proceed on the Closing Date, including all authorizations, consents, orders or approvals of, or declarations or filings with, or expiration of waiting periods imposed under the HSR Act.
Article 9

THE CLOSING
Section 9.1
Time and Place of Closing. Subject to the terms and conditions set forth in Article 8, the Closing shall occur through the office of the Title Company on the date that is five (5) days after the conditions set forth in Article 8 are fully satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) (such date, the “Closing Date”).
Section 9.2
Obligations of Contributor at Closing. At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Acquiror and Parent, as applicable, of their respective obligations pursuant to Section 9.3, Contributor shall deliver or cause to be delivered to Acquiror and Parent or the Title Company, as applicable, the following:
(a)
written instructions to the Title Company to release the Adjusted Cash Consideration less the Holdback Amount (such difference, the “Closing Cash Amount”) to Contributor;
(b)
four originals of a Special Warranty Deed (the “Special Warranty Deed”), in the form attached as Exhibit C, duly executed by Contributor and acknowledged before a notary public, conveying to Acquiror (or, at the direction of Acquiror, to a Subsidiary of Acquiror) the Fee Land, subject only to the Permitted Encumbrances;
(c)
an Assignment and Assumption of Surface Rights Agreements, in the form attached as Exhibit D (the “Assignment of Surface Rights Agreements”), duly executed by Contributor and acknowledged before a notary public, assigning to Acquiror (or, at the direction of Acquiror, to a Subsidiary of Acquiror) the Surface Rights Agreements and Contributor’s and grantee’s or manager’s surface use interests in the Surface Use Land, subject only to the Permitted Encumbrances;
(d)
[intentionally omitted];
(e)
A Bill of Sale and Assignment and Assumption Agreement, in the form attached as Exhibit E (the “Bill of Sale and Assignment”), duly executed by Contributor and acknowledged before a notary public, conveying to Acquiror (or, at the direction of Acquiror, to a Subsidiary of Acquiror) Defensible Title to the Assets described therein and assigning to Acquiror (or, at the direction of Acquiror, to a Subsidiary of Acquiror) the Surface Agreements and Contracts, in each instance subject only to the Permitted Encumbrances to the extent applicable;
(f)
an Amended and Restated Management and Agency Agreement in the form attached as Exhibit F, executed by Contributor and the Owners (as defined in the Management Agreement), amending and restating the Management Agreement;
(g)
the Required Financial Statements and, to the extent not included in the definition of Required Financial Statements, corresponding unaudited consolidated interim financial statements of Contributor as of and for any quarterly interim period(s) ended more than thirty (30) days prior to the Closing, with such unaudited interim financial statements to be prepared in all material respects in accordance with the preparation of the unaudited interim financial information contemplated by the Required Financial Statements;

(h)
a completed and executed Internal Revenue Service Form W-9 with respect to Contributor dated as of the Closing Date (or, if Contributor is treated as an entity disregarded as separate from its regarded tax owner for U.S. federal income tax purposes, the Person that is treated as its regarded owner for such purposes);
(i)
releases and terminations of any liens, and any other Encumbrances and interests burdening the Assets (other than the Permitted Encumbrances);
(j)
where approvals are received by Contributor pursuant to a filing or application under Section 7.2, copies of those approvals;
(k)
all other instruments, documents, and other items reasonably necessary for Title Company to issue the Title Policy that are due from Contributor, including seller affidavit, affidavit as to debts and liens, and evidence reasonably satisfactory to Acquiror and the Title Company that the person executing the Transaction Documents on behalf of Contributor has full right, power, and authority to do so;
(l)
possession of the Assets to Acquiror, to include all keys and other access devices in Contributor’s possession;
(m)
an Escrow Agreement, in the form attached as Exhibit G, duly executed by Contributor, pertaining to the Holdback Amount;
(n)
any instruments required to be executed by any Governmental Body for ownership or operation of the Water Wells or Water Fixtures;
(o)
a joinder to the Amended and Restated Limited Liability Company Agreement of Acquiror; and
(p)
all other instruments, documents, and other items reasonably necessary to effectuate the terms of this Agreement, as may be reasonably requested by Acquiror or the Title Company.
Section 9.3
Obligations of Acquiror at Closing. At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Contributor of its obligations pursuant to Section 9.2, Acquiror and Parent, as applicable, shall deliver or cause to be delivered to Contributor, the following:
(a)
the Assignment of Surface Rights Agreements, duly executed by Acquiror (or, at the direction of Acquiror, a Subsidiary of Acquiror) and acknowledged before a notary public;
(b)
[intentionally omitted];
(c)
the Bill of Sale and Assignment, executed by Acquiror (or, at the direction of Acquiror, a Subsidiary of Acquiror) and acknowledged before a notary public;
(d)
a wire transfer of the Adjusted Cash Consideration less the Deposit to Title Company in immediately available funds;
(e)
written instructions to the Title Company to release the Closing Cash Amount to Contributor (or its members) to accounts as directed by Contributor;

(f)
an executed counterpart of the instruments described in Section 9.2(n), duly executed by Acquiror and, as applicable, acknowledged before a notary public;
(g)
evidence of (i) the issuance of the number of (A) Acquiror Units to Contributor and (B) Class B Shares to Acquiror, in each case as set forth in Section 3.1(a) in book-entry form and bearing the Private Placement Legend on the books and records of the Transfer Agent and Acquiror, as applicable and (ii) the transfer of such Class B Shares from Acquiror to Contributor in accordance with Section 3.1, by way of assignment;
(h)
an Escrow Agreement, in the form attached as Exhibit G, duly executed by Acquiror, pertaining to the Holdback Amount;
(i)
all other instruments, documents, and other items reasonably necessary to effectuate the terms of this Agreement, as may be reasonably requested by the Contributor or Title Company; and
(j)
A grazing lease in the form attached as Exhibit H with the entity controlling the cattle grazing operation upon certain portions of the Land as hereto operated under the direction of Mike Harrison.
Article 10

TERMINATION
Section 10.1
Termination. This Agreement may be terminated as follows:
(a)
[Reserved];
(b)
by Acquiror or Contributor pursuant to Section 4.3(a);
(c)
by Acquiror pursuant to Section 4.1(d) or Section 4.1(e);
(d)
by Acquiror pursuant to Section 7.7(a);
(e)
at any time before the Closing Date, at the option of either Party, by written notice to the other Party, if any Law or final order of any Governmental Body having jurisdiction restrains, enjoins or otherwise prohibits the consummation of any of the transactions contemplated by this Agreement;
(f)
by Contributor, if Acquiror breaches in any material respect any of its representations or warranties contained in this Agreement or breaches or fails to perform in any material respect any of its covenants contained in this Agreement, which breach or failure to perform (i) would render a condition precedent to Contributor’s obligations to consummate the transactions contemplated hereby set forth in Section 8.1 or Section 8.3 not capable of being satisfied, and (ii) after the giving of written notice of such breach or failure to perform to Acquiror by Contributor, cannot be cured or has not been cured by the later of the Outside Date or [***] Business Days after the delivery of such notice;
(g)
by Acquiror, if Contributor breaches in any material respect any of its representations or warranties contained in this Agreement or Contributor breaches or fails to perform in any material respect any of its covenants contained in this Agreement, which breach or failure to perform (i) would render a condition precedent to Acquiror’s obligations to consummate the transactions contemplated hereby set forth in Section 8.2 or Section 8.3 not capable of being satisfied, and (ii) after the giving of written notice of such breach or failure to perform to Contributor by Acquiror, cannot be cured or has not been cured by the later of the Outside Date or [***] Business Days after the delivery of such notice;
(h)
by Contributor or Acquiror at any time after five (5) days following the Outside Date, if the Closing has not occurred other than by reason of a failure of the conditions set forth in, in the case of termination by Acquiror, Section 8.1(a) or Section 8.1(b) or, in case of termination by Contributor, Section 8.2(a) or Section 8.2(b);
(i)
by mutual written agreement of the Parties; or
(j)
at any time after the Outside Date, by Acquiror or Contributor, if Acquiror shall not have received the funds under the Debt Facility or any Alternative Financing.
(k)
Notwithstanding the foregoing subsections (a) through (j) hereof, neither Contributor nor Acquiror shall be entitled to terminate this Agreement under subsections (f) through (h) or subsection (j), if such Party seeking termination is then in breach of any of its representations, warranties or covenants set forth in this Agreement, and such breach would or does, assuming Closing were to occur on the proposed date of termination, result in the failure to fulfill any condition expressly set forth herein.
Section 10.2
Effect of Termination.
(a)
If this Agreement is validly terminated pursuant to Section 10.1 prior to the Closing, this Agreement shall become void and of no further force or effect, provided that, notwithstanding anything herein to the contrary, this Article 10 (other than Section 10.3), Article 13, Section 7.1(a)(xviii) (to the extent provided therein) and any other provision that provides for survival following termination of this Agreement will survive any such termination.
(b)
If a Party fails to perform any obligation that is required to be performed on or prior to the Closing Date, the non-breaching Party may, in addition to terminating this Agreement as provided in this Article 10, pursue only those other express rights or remedies available under this Agreement.
(c)
If this Agreement is terminated prior to the Closing in accordance with Section 10.1(f) or Section 10.1(j), all of the Deposit will be released to Contributor, and Contributor’s receipt and retention of the Deposit shall, notwithstanding Section 10.2(b) or anything else herein to the contrary, be Contributor’s sole and exclusive remedy under this Agreement or in respect to the transactions contemplated hereby against Acquiror Group. The Parties agree that (i) Contributor’s receipt of the Deposit shall be deemed to be liquidated damages of Contributor and the amount of the Deposit is a fair and reasonable approximation of Contributor’s actual damages in such circumstances in which Contributor is entitled to such payments and (ii) the circumstances pursuant to which Contributor receives, or does not receive, such payments in accordance with this Section 10.2(c)Section 10.2 are fair and reasonable.
(d)
Notwithstanding Section 10.2(c), all of the Deposit, less the Independent Contract Consideration, will be returned to Acquiror if this Agreement is terminated in accordance with Section 10.1(b), Section 10.1(c), Section 10.1(d), Section 10.1(e), Section 10.1(g) or Section 10.1(h). Additionally, if this Agreement is terminated in accordance with Section 10.1(g), Contributor shall reimburse Acquiror for all of Acquiror’s actual, out-of-pocket fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby.

(e)
Notwithstanding Section 10.2(b) and Section 10.2(c), if this Agreement is terminated pursuant to Section 10.1(i), then the remission of the Deposit shall be determined by the mutual agreement of the Parties.
(f)
Any termination of this Agreement by Acquiror shall be by Acquiror on behalf of itself and the LandBridge Parties.
Section 10.3
Specific Performance.
(a)
Each of Contributor and Acquiror acknowledges that the other Party would be damaged irreparably if their obligations under this Agreement to be performed at or in connection with Closing are not performed in accordance with their specific terms or otherwise breached. It is, accordingly, agreed that if, and only if, (i) all of the conditions to Contributor’s obligation to consummate the Closing have been satisfied by the Outside Date or waived by the LandBridge Parties (other than those conditions that by their nature cannot be satisfied until the Closing Date, but each of which conditions is capable of being satisfied upon the Closing Date); (ii) Contributor fails to complete the Closing by the Outside Date; and (iii) Acquiror has confirmed that it is ready, willing and able to consummate the Closing pursuant to the terms and conditions set forth in this Agreement, then Acquiror shall be entitled to seek an injunction or injunctions to prevent the breach of this Agreement and to enforce specific performance of the terms and provisions of this Agreement, without proof of actual damages. It is also, accordingly, agreed that if, and only if, (i) all of the conditions to Acquiror’s obligation to consummate the Closing have been satisfied by the Outside Date (other than those conditions that by their nature cannot be satisfied until the Closing Date, but each of which conditions is capable of being satisfied upon the Closing Date); (ii) Acquiror fails to complete the Closing by the Outside Date; (iii) Contributor has confirmed that it is ready, willing and able to consummate the Closing pursuant to the terms and conditions set forth in this Agreement; (iv) Contributor shall not have terminated this Agreement and received the Deposit pursuant to Section 10.1(f) and Section 10.2(c); (v) Acquiror or Contributor shall not have terminated this Agreement and Contributor shall not have received the Deposit pursuant to Section 10.1(j) and Section 10.2(c); and (vi) Acquiror is no longer making reasonable good faith efforts to pursue financing under the Debt Agreement or Alternate Financing, then Contributor shall be entitled to seek an injunction or injunctions to prevent the breach of this Agreement and to enforce specific performance of the terms and provisions of this Agreement, without proof of actual damages. Each Party agrees to waive any requirement for the securing or posting of any bond in connection with such remedy. Each Party further agrees not to assert that such specific enforcement is unavailable because a remedy of monetary damages would provide an adequate remedy.
(b)
If either Contributor or Acquiror becomes entitled to the Deposit (less the Independent Contract Consideration, as applicable) upon termination of this Agreement in accordance with its terms, Acquiror and Contributor shall deliver a letter of instruction to the Title Company directing disbursement of the Deposit to the Party entitled thereto.
Section 10.4
Pre-Closing Date Exclusive Remedies. Notwithstanding anything to the contrary contained in this Agreement, Contributor’s and Acquiror’s sole and exclusive remedies against each other prior to the Closing Date with respect to breaches of the representations, warranties, covenants, and agreements of the Parties contained in this Agreement are set forth in Section 4.1 and this Article 10.
Article 11

INDEMNIFICATION
Section 11.1
Assumption; Retention. Without limiting Acquiror’s rights to indemnity and other rights and remedies hereunder, including pursuant to Section 4.3, from and after the Closing, Acquiror shall assume and fulfill, perform, pay, and discharge all of the Assumed Obligations, and Contributor shall retain and fulfill, perform, pay and discharge all of the Retained Liabilities.
Section 11.2
Indemnification.
(a)
From and after Closing, Acquiror shall be responsible for and indemnify, defend, and hold harmless Contributor Group from and against all Damages incurred, suffered by, or asserted against Contributor Group caused by or arising out of or resulting from:
(i)
Acquiror’s breach of any of Acquiror’s covenants or agreements contained in this Agreement or the Transaction Documents;
(ii)
any breach of any representation or warranty made by Acquiror contained in Article 6; or
(iii)
the Assumed Obligations;

IN EACH CASE, EVEN IF SUCH DAMAGES ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT, OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF THE Contributor GROUP, BUT EXCLUDING ANY DAMAGES CAUSED BY OR ARISING OUT OF THE GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR FRAUD OF ANY MEMBER OF CONTRIBUTOR GROUP, AND FURTHER EXCLUDING, IN EACH CASE, DAMAGES FOR WHICH CONTRIBUTOR WOULD BE REQUIRED TO INDEMNIFY ACQUIROR GROUP UNDER Section 11.2(b).

(b)
From and after Closing, subject to the limitations set forth in Section 11.4, Contributor shall be responsible for and indemnify, defend, and hold harmless the Acquiror Group from and against all Damages incurred, suffered by, or asserted against the Acquiror Group caused by or arising out of or resulting from:
(i)
Contributor’s breach of any of Contributor’s covenants or agreements contained in this Agreement or the Transaction Documents;
(ii)
any breach of any representation or warranty made by Contributor contained in Article 5; or
(iii)
the Retained Liabilities;

IN EACH CASE, EVEN IF SUCH DAMAGES ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT, OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF THE ACQUIROR GROUP, BUT EXCLUDING ANY DAMAGES CAUSED BY OR ARISING OUT GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR FRAUD OF ANY MEMBER OF THE ACQUIROR GROUP, AND FURTHER EXCLUDING, IN EACH CASE, DAMAGES FOR WHICH ACQUIROR WOULD BE REQUIRED TO INDEMNIFY CONTRIBUTOR GROUP UNDER Section 11.2(a).

(c)
The indemnity of each Party provided in this Section 11.2 shall be for the benefit of and extend to each Person included in the Contributor Group and the Acquiror Group, as applicable. Any claim for indemnity under this Section 11.2 by any third Person must be brought and administered by a Party to this Agreement. No Indemnified Person (including any Person within the Contributor Group and the Acquiror Group), other than the Parties, shall have any rights against Contributor or Acquiror under the terms of this Section 11.2 except as may be exercised on its behalf by Acquiror or Contributor, as applicable, pursuant to this Section 11.2(c). The Parties may elect to exercise or not exercise indemnification rights under this Section 11.2 on behalf of the other Indemnified Persons affiliated with it in its sole discretion and shall have no liability to any such other Indemnified Person for any action or inaction under this Section 11.2.
(d)
Payments by an Indemnifying Person in respect of any indemnified loss hereunder shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment actually received by the Indemnified Person in respect of any such claim. Notwithstanding anything in this Agreement to the contrary, Acquiror shall not be required to pursue or obtain recovery under any insurance policies or indemnity, contribution or other similar agreements (including the Title Policy) as a condition to pursuing or receiving any indemnified loss under this Agreement. Upon Contributor’s payment or satisfaction in full of any indemnified loss for which Acquiror may also seek recovery under the Title Policy, Contributor shall be subrogated to Acquiror’s rights to pursue recovery under the Title Policy.
Section 11.3
Indemnification Actions. All claims for indemnification under Section 11.2 shall be asserted and resolved as follows:
(a)
For purposes hereof, (i) the term “Indemnifying Person” when used in connection with particular Damages shall mean the Person or Persons having an obligation to indemnify another Person or Persons with respect to such Damages pursuant to this Article 11 and (ii) the term “Indemnified Person” when used in connection with particular Damages shall mean the Person or Persons having the right to be indemnified with respect to such Damages by another Person or Persons pursuant to this Article 11.
(b)
To make a claim for indemnification under Section 11.2, an Indemnified Person shall notify the Indemnifying Person, in writing and in accordance with Section 13.2, of its claim under this Section 11.3, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”). In the event that the claim for indemnification is based upon a claim by a third Person against the Indemnified Person (a “Third Person Claim”), the Indemnified Person shall provide its Claim Notice promptly after the Indemnified Person has Knowledge of the Third Person Claim and shall enclose a copy of all papers (if any) served with respect to the Third Person Claim; provided that the failure of any Indemnified Person to give notice of a Third Person Claim as provided in this Section 11.3 shall not relieve the Indemnifying Person of its obligations under Section 11.2 except to the extent such failure results in insufficient time being available to permit the Indemnifying Person to effectively defend against the Third Person Claim or otherwise prejudices the Indemnifying Person’s ability to defend against the Third Person Claim. In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant, or agreement, the Claim Notice shall specify the representation, warranty, covenant, or agreement that was inaccurate or breached.
(c)
In the case of a claim for indemnification based upon a Third Person Claim, the Indemnifying Person shall have thirty (30) days from its receipt of the Claim Notice to notify the Indemnified Person whether it admits or denies its obligation to indemnify and defend the Indemnified Person against such Third Person Claim under this Article 11. If, the Indemnifying Person does not notify the Indemnified Person within such 30-day period whether the Indemnifying Person admits or denies its obligation to indemnify and defend the Indemnified Person, it shall be conclusively deemed to have denied such indemnification and defense obligation hereunder. The Indemnified Person is authorized, prior to and during such 30-day period, to file any motion, answer, or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Person and that is not prejudicial to the Indemnifying Person.

(d)
If the Indemnifying Person admits its obligation, it shall have the right and obligation to diligently defend, at its sole cost and expense, the Third Person Claim. The Indemnifying Person shall have full control of such defense and proceedings, including, subject to the last sentence of this Section 11.3(d), any compromise or settlement thereof. If requested by the Indemnifying Person, the Indemnified Person agrees to cooperate in contesting any Third Person Claim that the Indemnifying Person elects to contest (provided that the Indemnified Person shall not be required to bring any counterclaim or cross-complaint against any Person). The Indemnified Person may at its own expense participate in, but not control, any defense or settlement of any Third Person Claim controlled by the Indemnifying Person pursuant to this Section 11.3(d). An Indemnifying Person shall not, without the written consent of the Indemnified Person, settle any Third Person Claim or consent to the entry of any judgment with respect thereto which (i) does not result in a final resolution of the Indemnified Person’s liability with respect to the Third Person Claim (including, in the case of a settlement, an unconditional written release of the Indemnified Person); (ii) may materially and adversely affect the Indemnified Person (other than as a result of money damages covered by the indemnity); or (iii) places ongoing affirmative obligations on the Indemnified Person.
(e)
If the Indemnifying Person does not admit its obligation or admits its obligation but fails to diligently defend or settle the Third Person Claim, then the Indemnified Person shall have the right to defend against the Third Person Claim (at the sole cost and expense of the Indemnifying Person, if the Indemnified Person is entitled to indemnification hereunder), with counsel of the Indemnified Person’s choosing, subject to the right of the Indemnifying Person to admit its obligation and assume the defense of the Third Person Claim at any time prior to settlement or final determination thereof. If the Indemnifying Person has not yet admitted its obligation to provide indemnification with respect to a Third Person Claim, the Indemnified Person shall send written notice to the Indemnifying Person of any proposed settlement, and the Indemnifying Person shall have the option for ten (10) days following receipt of such notice to (i) admit in writing its obligation to provide indemnification with respect to the Third Person Claim and (ii) if its obligation is so admitted, reject, in its reasonable judgment, the proposed settlement. If the Indemnified Person settles any Third Person Claim over the objection of the Indemnifying Person after the Indemnifying Person has timely admitted its obligation in writing and assumed the defense of a Third Person Claim, the Indemnified Person shall be deemed to have waived any right to indemnity therefor.
(f)
In the case of a claim for indemnification not based upon a Third Person Claim, the Indemnifying Person shall have thirty (30) days from its receipt of the Claim Notice to (i) cure the Damages complained of, (ii) admit its obligation to provide indemnification with respect to such Damages, or (iii) dispute the claim for such indemnification. If the Indemnifying Person does not notify the Indemnified Person within such 30-day period that it has cured the Damages or that it disputes the claim for such indemnification, the Indemnifying Person shall be deemed to have disputed such claim for indemnification.
Section 11.4
Limitation on Actions.
(a)
Notwithstanding anything herein to the contrary, in no event shall Contributor indemnify Acquiror Group for (i) any individual claim for Damages with respect to Contributor’s breach of any representation or warranty contained in this Agreement or any certificate delivered by Contributor pursuant to this Agreement, other than the Contributor Fundamental Representations or the representations and warranties in Section 5.10 or the Special Warranty, that does not exceed [***] (the “Indemnification Threshold”), (ii) any claims for Damages with respect to Contributor’s breach of any representation or warranty contained in this Agreement or any certificate delivered by Contributor pursuant to this Agreement, other than the Contributor Fundamental Representations or the representations and warranties in Section 5.10 or the Special Warranty, unless and until the aggregate amount of Damages with respect to all claims which exceed the Indemnification Threshold for which Contributor is liable under this Agreement exceed [***] (the “Indemnity Deductible”) and then only to the extent such Damages exceed the Indemnity Deductible, (iii) aggregate claims for Damages with respect to Contributor’s breach of any representation or warranty contained in this Agreement or any certificate delivered by Contributor pursuant to this Agreement, other than the Contributor Fundamental Representations or the representations and warranties in Section 5.10 or the Special Warranty, in excess of [***] and (iv) aggregate claims for Damages, including Contributor’s obligation to indemnify Acquiror for a breach of any of Contributor’s Fundamental Representations, Contributor’s representations and warranties in Section 5.10, the Special Warranty, and Contributor’s breach of, or default under, any of its covenants or obligations under this Agreement or any certificate delivered by Contributor pursuant to this Agreement, in excess of the Adjusted Consideration.
(b)
The representations and warranties of the Parties in Article 5 and Article 6 shall survive the Closing hereunder for a period of [***] (unless a different period is expressly provided within the applicable Section), except that (i) the representations, warranties and acknowledgements, as applicable, of Contributor in Section 5.2, Section 5.3, Section 5.4, Section 5.5, Section 5.6, Section 5.8, and Section 5.16 (the “Contributor Fundamental Representations”), and of Acquiror in Section 6.2, Section 6.3, Section 6.4, Section 6.5, Section 6.6, and Section 6.9 (the “Acquiror Fundamental Representations”), shall survive indefinitely, (ii) the representations and warranties in Section 5.10 shall survive the Closing until the date that is [***] days after the expiration of the applicable statute of limitations, and (iii) covenants and agreements of the Parties in this Agreement to be performed at or after the Closing shall survive until fully performed. The remainder of this Agreement shall survive the Closing hereunder for a period of [***] months, except as may otherwise be expressly provided herein. Representations, warranties, covenants, and agreements shall be of no further force and effect after the date of their expiration; provided, that there shall be no termination of any bona fide claim asserted pursuant to this Agreement (and not resolved or relinquished) with respect to such a representation, warranty, covenant, or agreement prior to its expiration date.
(c)
The indemnities in Section 11.2(a)(i), Section 11.2(a)(ii), Section 11.2(b)(i), and Section 11.2(b)(ii) with respect to a particular representation, warranty, covenant or agreement, as applicable, shall terminate as of the termination date of such respective representation, warranty, covenant, or agreement that is subject to indemnification thereunder, except, in each case, as to matters for which a specific written claim for indemnity has been delivered to the Indemnifying Person on or before such termination date. The indemnity in Section 11.2(a)(iii) shall survive the Closing without time limit. The indemnity in Section 11.2(b)(iii), shall survive the Closing without time limit.
(d)
In no event shall any Indemnified Person be entitled to duplicate compensation with respect to the same Damage, liability, loss, cost, expense, claim, award, or judgment under more than one provision of this Agreement or the Transaction Documents. Notwithstanding anything to the contrary contained in this Agreement, (i) a claim for indemnity may be made by a Party under this Article 11 with respect to any breach of any representation, warranty or covenant set forth in this Agreement despite the fact that such Party obtained knowledge prior to the Closing hereunder, of any such breach of representation, warranty or covenant, and (ii) for purposes of [***] any inaccuracy, misrepresentation or breach, of any representation or warranty set forth herein or any corresponding certificates delivered at by the Parties at Closing (excluding the representations set forth in Section 5.22 or any “bring-down” thereof contained in any certificate delivered by Contributor pursuant to this Agreement), the representations and warranties set forth in this Agreement that are qualified as to “material,” “materiality,” “material respects,” “material adverse effect” or words of similar import or effect shall be deemed to have been made without any such qualification.
Section 11.5
Waiver of Right to Rescission. The Parties acknowledge that, subject to any rights the Parties may have hereunder to seek and obtain specific performance or other express injunctive remedies as provided in this Agreement, following the Closing, the payment of money, as limited by the terms of this Agreement, shall be adequate compensation for breach of any representation, warranty, covenant, obligation or agreement contained herein or for any other claim arising in connection with or with respect to the transactions contemplated by this Agreement. As such, except in the event of fraud, Acquiror and Contributor waive any right to rescind this Agreement or any of the transactions contemplated.
Section 11.6
Post-Closing Date Exclusive Remedies. Notwithstanding anything to the contrary contained in this Agreement, except (i) in the event of fraud and (ii) with respect to breach of the Special Warranty, Contributor’s and Acquiror’s sole and exclusive remedies against each other from and after the Closing with respect to breaches of the representations, warranties, covenants, and agreements of the Parties contained in this Agreement and the Transaction Documents or otherwise with respect to the transactions contemplated by this Agreement and the Assets are set forth in this Article 11. Effective as of the Closing and subject to the terms of the Transaction Documents and the provisions of this Agreement that expressly survive Closing, Acquiror, on its own behalf and its successors and assigns and on behalf of the Acquiror Group, HEREBY RELEASES, REMISES AND FOREVER DISCHARGES Contributor Group from any and all Proceedings, claims and Damages whatsoever, in law or in equity, known or unknown, absolute or contingent, which Acquiror Group might now or subsequently may have, based on, relating to, or arising out of the Assets or the ownership, use or operation thereof prior to Closing, or the condition, quality, status or nature of the Assets prior to Closing, including (a) any contamination in, on, under or adjacent to the Assets by any Hazardous Substances, other than residual amounts of Hydrocarbons that are discharged or released incidental to Hydrocarbon production and transportation on or across the Land by third parties, and (b) breaches of statutory or implied warranties, any tax attributes relating to Assets, nuisance or other tort actions, rights to punitive damages, common law rights of contribution and rights under insurance policies maintained by Contributor Group, and Acquiror assumes the risk that adverse physical and environmental conditions may not have been revealed by its investigation. Notwithstanding the foregoing, the foregoing release shall not constitute a release from, waiver of, or otherwise apply to (i) any claims for fraud, (ii) the terms of this Agreement or the other Transaction Documents or any enforcement thereof, or (iii) any commercial or business transactions between any member of Acquiror Group, on the one hand, and any member of Contributor Group, on the other hand, that exist at the Closing and are unrelated to the subject matter of this Agreement or the other Transaction Documents. The provisions of this Section 11.6 shall survive indefinitely any Closing or termination of this Agreement and shall not be merged into the Transaction Documents.
Section 11.7
Indemnity Holdback; Satisfaction of Claims.
(a)
After Closing, the Title Company shall retain $[***] of the Adjusted Cash Consideration (such retained funds after the Closing plus all interest earned thereon, the “Holdback Amount”, and such account in which the Holdback Amount is held, the “Escrow Account”) for the purpose of securing the satisfaction and discharge of indemnity claims of Acquiror against Contributor under this Agreement and Special Warranty claims of Acquiror under the applicable Transaction Document. The joint, written authorization of representatives of both Acquiror and Contributor pursuant to the Escrow Agreement shall be required for the disbursement of any portion of the Holdback Amount.
(b)
With respect to each (i) claim for indemnification asserted by Acquiror against Contributor pursuant to Article 11 or (ii) Special Warranty claim asserted by Acquiror pursuant to the applicable Transaction Document during the period from and after the Closing Date up to the date that is [***] months following the Closing Date (the “Holdback Period”), upon final resolution or determination of such indemnity or warranty claim by the Parties or in accordance with Section 11.3, as applicable, any such amounts due by Contributor to Acquiror will be first satisfied from the Holdback Amount (but such claim shall not be limited to the Holdback Amount), and Acquiror and Contributor shall jointly instruct the

Title Company to disburse to Acquiror the amount set forth in such joint instruction, which will be that portion of the Holdback Amount being held in the Escrow Account as would satisfy such finally resolved or determined indemnity or Special Warranty claim, together with a pro rata portion of the then-accrued interest on the Holdback Amount.
(c)
Acquiror and Contributor shall jointly instruct the Title Company to release to Contributor any amounts then-remaining in the Escrow Account on the first business day after the expiration of the Holdback Period, except for the aggregate amount of all outstanding claims for indemnification hereunder or under the Special Warranty that Acquiror has provided to Contributor prior to the expiration of the Holdback Period that have not been previously satisfied (which monies shall remain part of the Escrow Account until final resolution of such outstanding indemnity and/or Special Warranty claims).
(d)
If Acquiror and Contributor fail to deliver a joint written instruction required pursuant to this Section 11.7 to the Title Company in accordance with this Section 11.7, then the Title Company shall, upon delivery by Acquiror or Contributor to the Title Company of a final written court order, not subject to further appeal, from a court of competent jurisdiction, pay to Contributor and/or Acquiror, as applicable, the amounts set forth in such court order, together with each Party’s applicable pro-rata share of all interest or income on or with respect to the Holdback Amount.
(e)
All claims for indemnification by Contributor to Acquiror Group under the terms of this Agreement shall be satisfied, first, from the Holdback Amount and, if the Holdback Amount has been reduced to zero dollars ($0), then, paid by Contributor, at [***] election, either (i) in cash, (ii) by the return of Equity Consideration (with Acquiror Units and Class B Shares returned on a one-for-one basis), [***] or (iii) by a combination of cash and Equity Consideration. All indemnifiable Damages payable by Acquiror shall be satisfied in cash by Acquiror in immediately available funds. If such a claim is to be satisfied through the return of Equity Consideration, Parent and Acquiror shall be permitted to provide instructions to the applicable transfer agent to cancel such Equity Consideration and Contributor will cooperate with Parent and Acquiror by delivering such instructions or confirmations as such transfer agent shall request.
Article 12

TAX MATTERS
Section 12.1
Tax Cooperation. Each Party shall cooperate fully, as and to the extent reasonably requested by any other Party, in connection with the preparation and filing of all Tax Returns, the preparation for any Tax Proceeding, and the prosecution or defense of any Tax Proceeding. Such cooperation shall include the retention and (upon the other Party’s request) the provision of Records that are relevant to any such Tax Return or Tax Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement. Contributor and the Acquiror agree to retain all Records with respect to Tax matters pertinent to the Assets or the Water Business relating to any Tax period beginning before the Closing Date until the expiration of the statute of limitations of the respective taxable periods and to abide by all record retention agreements entered into with any Governmental Authority.
Section 12.2
Asset Tax Allocation.
(a)
Contributor shall be allocated and bear all Asset Taxes attributable to (i) any Tax period ending prior to the Effective Time and (ii) the portion of any Straddle Period ending immediately prior to the Effective Time, and Acquiror shall be allocated and bear all Asset Taxes attributable to (A) any Tax period beginning at or after the Effective Time and (B) the portion of any Straddle Period beginning at the Effective Time; provided that Contributor (not the Acquiror) shall be allocated and bear the portion, if any, of any such Asset Taxes that consist of penalties, interest or additions to tax to the extent attributable to the failure by Contributor to timely pay any such Asset Taxes that were or became due and payable prior to Closing.
(b)
For purposes of determining the allocations described in Section 12.2(a), (i) Asset Taxes that are attributable to the severance or production of Hydrocarbons (other than, for the avoidance of doubt, Asset Taxes that are ad valorem, property, and similar Asset Taxes imposed on a periodic basis) shall be allocated to the period in which the severance or production giving rise to such Asset Taxes occurred, (ii) Asset Taxes that are based upon or related to sales or receipts or imposed on a transactional basis (other than such Asset Taxes described in clause (i) above or that are ad valorem, property and similar Asset Taxes imposed on a periodic basis) shall be allocated to the period in which the transaction giving rise to such Asset Taxes occurred, and (iii) Asset Taxes that are ad valorem, property or similar Asset Taxes imposed on a periodic basis pertaining to a Straddle Period shall be allocated between the portion of such Straddle Period ending immediately prior to the Effective Time and the portion of such Straddle Period beginning at the Effective Time by prorating each such Asset Tax based on the number of days in the applicable Straddle Period that occur up to, but not including, the day including the Effective Time, on the one hand, and the number of days in such Straddle Period that occur from and after the day including the Effective Time, on the other hand.
(c)
To the extent the actual amount of an Asset Tax is not determinable at the time an adjustment to the Unadjusted Consideration is to be made with respect to such Asset Tax pursuant to Section 3.2, Contributor and Acquiror shall utilize the most recent information available in estimating the amount of such Asset Tax for purposes of such adjustment. To the extent the actual amount of an Asset Tax (or the amount thereof paid or economically borne by a Party) is ultimately determined to be different than the amount that was taken into account in the Adjusted Consideration, timely payments will be made from one Party to the other to the extent necessary to cause each Party to bear the amount of such Asset Tax that is allocable to such Party under Section 12.2(a) (and any such payments shall be treated as adjustments to the Adjusted Consideration unless otherwise required by Law.)
Section 12.3
Tax Returns. Without limiting the Acquiror’s indemnification rights pursuant to Section 11.2(b), after the Closing, the Acquiror shall (a) be responsible for paying any Asset Taxes for any (i) Tax period that ends before the Effective Time or (ii) Straddle Period, in each case, that become due and payable after the Closing Date and shall prepare (or cause to be prepared) any and all Tax Returns with respect to Asset Taxes that are required to be filed after the Closing, (b) submit each such Tax Return that pertains to (i) a Tax period that ends before the Effective Time or (ii) a Straddle Period, in each case, to Contributor for its review and reasonable comment, and (c) file (or cause to be filed) any such Tax Return, after considering in good faith any reasonable comments received from Contributor. The Parties agree that (i) this Section 12.3 is intended to solely address the timing and manner in which certain Tax Returns relating to Asset Taxes are filed and the Asset Taxes shown thereon are paid to the applicable Governmental Body, and (ii) nothing in this Section 12.3 shall be interpreted as altering the manner in which Asset Taxes are allocated to and economically borne by the Parties.
Section 12.4
Tax Contests. If, after the Closing Date, the Acquiror receives notice of a Tax Proceeding with respect to any Asset Tax or Tax Return with respect to Asset Taxes related to any taxable period ending prior to the Effective Time (a “Contributor Tax Contest”), the Acquiror shall notify Contributor within ten (10) days of receipt of such notice; provided, that the failure of the Acquiror to provide such notice will not relieve Contributor of its obligations under this Agreement except to the extent that Contributor shall have been actually and materially prejudiced as a result of such failure. Contributor shall have the option, at its sole cost and expense, to control any Contributor Tax Contest and may exercise such option by providing written notice to the Acquiror within fifteen (15) days of receiving notice of such

Contributor Tax Contest from the Acquiror; provided that if Contributor exercises such option, Contributor shall (i) keep the Acquiror reasonably informed of the progress of such Contributor Tax Contest, (ii) permit the Acquiror (or the Acquiror’s counsel) to participate, at the Acquiror’s sole cost and expense, in such Contributor Tax Contest, including in meetings with the applicable Governmental Body, and (iii) not settle, compromise and/or concede any portion of such Tax Contest without the consent of the Acquiror, which consent shall not be unreasonably withheld, conditioned or delayed. If, after the Closing Date, the Acquiror receives notice of a Tax Proceeding with respect to any Asset Tax or Tax Return with respect to Asset Taxes related to a Straddle Period (a “Straddle Period Tax Contest”), the Acquiror shall notify Contributor within ten (10) days of receipt of such notice. The Acquiror shall control any Contributor Tax Contest to extent Contributor does not reasonably promptly exercise to its control right with respect to such Contributor Tax Contest, as well as any Straddle Period Tax Contest; provided, that the Acquiror shall (x) keep Contributor reasonably informed of the progress of such Tax Contest, (y) permit Contributor (or Contributor’s counsel) to participate, at Contributor’s sole cost and expense, in such Tax Contest, including in meetings with the applicable Governmental Body and (z) not settle, compromise and/or concede any portion of such Tax Contest, without the consent of Contributor, which consent shall not be unreasonably withheld, conditioned or delayed. To the extent the Acquiror controls the conduct of a Contributor Tax Contest pursuant to this Section 12.4, Contributor shall promptly reimburse the Acquiror for all reasonable costs and expenses of defending such Contributor Tax Contest. To the extent the provisions of this Section 12.4 are inconsistent with Section 11.3, this Section 12.4 shall control with respect to any Contributor Tax Contest or any Acquiror Tax Contest, as applicable.
Section 12.5
Agreed Tax Treatment and Tax Allocation.
(a)
The Parties agree that, for U.S. federal income tax purposes (and applicable U.S. state and local income tax purposes that follow such treatment), the transfer of all of the Assets by Contributor to the Acquiror in exchange for, at the Closing, the Equity Consideration, the assumption of any liabilities related to the Assets, the Adjusted Cash Consideration, and any other amounts constituting consideration for Tax purposes, shall be treated as a transfer qualifying in part for nonrecognition of gain or loss pursuant Section 721(a) of the Code to the extent applicable and being characterized as a disguised sale transaction described in Section 707(a)(2)(B) of the Code with respect to any amounts treated as a transfer of consideration pursuant to Treasury Regulations Section 1.707-3(a)(1) (including any cash consideration and any amount of liabilities other than “qualified liabilities” (within the meaning of Treasury Regulations Section 1.707-5(a)(6)) deemed to be assumed as part of such transfer); provided that the Parties agree (i) to use reasonable best efforts to determine whether any portion of the Adjusted Cash Consideration constitutes a reimbursement of preformation capital expenditures within the meaning of Treasury Regulation Section 1.707-4(d) and (ii) the Class B Shares issued as part of the Adjusted Consideration shall have zero value (the “Agreed Tax Treatment”).
(b)
Within one-hundred twenty (120) days following the determination of the Adjusted Consideration pursuant to Section 3.2, the Acquiror shall prepare an estimated allocation of the Adjusted Consideration and any other items properly treated as consideration for U.S. federal income tax purposes (including any amount of liabilities, other than “qualified liabilities” (within the meaning of Treasury Regulations Section 1.707-5(a)(6)), deemed to be assumed by the Acquiror) among the Assets in accordance with Section 1060 of the Code and the Treasury Regulations thereunder (and any similar provision of U.S. state or local or non-U.S. Tax Law, as appropriate) and deliver a schedule setting forth such allocation (the “Tax Allocation Schedule”) to Contributor. Contributor shall reasonably cooperate with the Acquiror in respect of the preparation of the Tax Allocation Schedule, including timely and properly preparing, executing, filing and delivering all such documents, forms and other information as the Acquiror may reasonably request in connection therewith. Contributor shall have thirty (30) days from the delivery of the Tax Allocation Schedule by the Acquiror to contest the allocations set forth in the Tax Allocation Schedule by notifying the Acquiror in writing of the items contested by Contributor. If

Contributor timely contests the Tax Allocation Schedule, Contributor and the Acquiror shall cooperate in good faith to promptly resolve any disputes with respect to the Tax Allocation Schedule. If Contributor and the Acquiror are unable to resolve any disputed item in the Tax Allocation Schedule within thirty (30) days after the Acquiror’s receipt of Contributor’s written notice regarding such contested items (or such other time period mutually agreed to by Contributor and the Acquiror), such contested items shall be determined by such independent accounting firm as shall be mutually agreed to by Contributor and the Acquiror (the “Tax Expert”). The Tax Allocation Schedule, as agreed to or finally determined by Contributor and the Acquiror or by the Tax Expert (or, if Contributor does not timely contest the Tax Allocation Schedule pursuant to this Section 12.5(b), as delivered by the Acquiror pursuant to this Section 12.5(b)) (the “Final Tax Allocation”), shall be final and shall be binding upon the Parties. Contributor and the Acquiror shall use commercially reasonable efforts to update the Final Tax Allocation in accordance with Section 1060 of the Code and the Treasury Regulations thereunder following any adjustment to the Adjusted Consideration or any other items properly treated as consideration for U.S. federal income tax purposes.
(c)
Notwithstanding anything in this Agreement to the contrary, the Parties shall not (and shall not permit their respective Affiliates to) file any Tax Return or otherwise take any position with respect to Taxes which is inconsistent with the Agreed Tax Treatment or the Final Tax Allocation (as adjusted), except to the extent otherwise required by applicable Law following a final determination as defined in Section 1313 of the Code or with the consent of the other Party; provided, however, that no Party will be unreasonably impeded in its ability and discretion to negotiate, compromise and/or settle any Tax Proceedings in connection with the Agreed Tax Treatment or the Final Tax Allocation (as adjusted).
Section 12.6
Survival. For the avoidance of doubt, the covenants in this Article 12 are, by their terms, intended to apply and be performed, in whole or in part, on and after the Closing, and shall survive until fully performed.
Section 12.7
Characterization of Certain Payments. The Parties agree that any payments or remittances of Taxes by one Party to the other Party made pursuant to Section 3.4, Article 11 or this Article 12 shall be treated for all Tax purposes as adjustments to the Unadjusted Consideration or the Adjusted Consideration, as applicable, unless otherwise required by Law.
Article 13

MISCELLANEOUS
Section 13.1
Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement. Any Party’s delivery of an executed counterpart signature page by email is as effective as executing and delivering this Agreement in the presence of the other Parties. No Party shall be bound until such time as all of the Parties have executed counterparts of this Agreement.
Section 13.2
Notice. All notices and other communications that are required or may be given pursuant to this Agreement must be given in writing and shall be deemed to have been given (a) when delivered personally, by courier, to the addressee, (b) when received by the addressee if sent by registered or certified mail, postage prepaid, or (c) upon affirmative confirmation of receipt if sent by email (including auto-reply functions) if sent during normal business hours of the recipient or on the next day if sent after normal business hours of the recipient. Such notices and other communications must be sent to the following addresses or email addresses:

If to Contributor:

1918 Ranch & Royalty, LLC

[***]

[***]

Attn: [***]

Email: [***]

With an electronic copy to (which shall not constitute service):

McMahon Surovik Suttle, P.C.

[***]

[***]

Attn: [***]

Telephone: [***]

Email: [***]

Porter Hedges LLP

[***]

[***]

Attn: [***]

Telephone: [***]

Email: [***]

Brian T. McLaughlin

[***]

[***]

Telephone: [***]

Email: [***]

If to either LandBridge Party:

DBR Land Holdings LLC

[***]

[***]

Attn: General Counsel

Telephone: [***]

E-mail: [***]

With an electronic copy to (which shall not constitute service):

Vinson & Elkins L.L.P.

[***]

[***]

Attn: [***]

Telephone: [***]

E-mail: [***]

Any Party may change its address or email address for notice purposes by written notice to the other Party in the manner set forth above.

Section 13.3
Transfer Taxes, Recording Fees, Similar Taxes, HSR Filing Fees, & Escrow Fees. Notwithstanding anything to the contrary in this Agreement, any sales, use, excise, real property transfer or gain, gross receipts, goods and services, registration, capital, documentary, stamp, or transfer

Taxes, recording fees, and similar Taxes and fees incurred and imposed upon, or with respect to, the property transfers or other transactions contemplated hereby (collectively, “Transfer Taxes”) shall be borne by [***] by Contributor and [***] by Acquiror. The Parties shall reasonably cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes. All filing fees payable in connection with any filing required by the HSR Act shall be paid [***] by Contributor and [***] by Acquiror. Contributor shall pay (i) [***] of the basic premium of the Title Policy (but not for extended coverage or any endorsements or modifications to the Title Policy) and (ii) the costs, if any, incurred by Contributor in connection with the performance of its obligations under this Agreement. Acquiror shall pay (i) [***] of the basic premium of the Title Policy, (ii) any premiums related to extended coverage or any endorsements or modifications to the Title Policy requested by Acquiror, (iii) the recording fees, (iv) the cost of the Survey, (v) any escrow fee or similar charges of Title Company, and (vi) the costs, if any, incurred by Acquiror in connection with the performance of its obligations under this Agreement. Except as otherwise provided herein, all costs and expenses (including legal and financial advisory fees and expenses) incurred in connection with, or in anticipation of, this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses.
Section 13.4
Governing Law; Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCLUDING ALL CONFLICTS OF LAWS PROVISIONS CALLING FOR APPLICATION OF THE LAWS OF ANOTHER STATE. The Parties agree that the appropriate, exclusive and convenient forum for any disputes between the Parties arising out of this Agreement or the transactions contemplated hereby shall be in any state court in Midland County, Texas, and each Party irrevocably submits to the jurisdiction of such courts solely in respect of any legal proceeding arising out of or related to this Agreement. The Parties further agree that the Parties shall not bring suit with respect to any disputes arising out of this Agreement or the transactions contemplated hereby in any court or jurisdiction other than the above specified courts; provided that the foregoing shall not limit the rights of the Parties to obtain execution of judgment in any other jurisdiction. The Parties further agree, to the extent permitted by Laws, that a final and unappealable judgment against a Party in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment. EACH PARTY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ITS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES ENTERING INTO THIS AGREEMENT.
Section 13.5
Waivers. Any failure by a Party to comply with any of its obligations, agreements, or conditions herein contained may be waived by the Party to whom such compliance is owed by an instrument signed by such Party and expressly identified as a waiver, but not in any other manner. No waiver of, consent to a change in, or any delay in timely exercising any rights arising from, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.
Section 13.6
Assignment. Upon written notice to Contributor and Title Company, Acquiror may assign all of its rights and obligations under this Agreement to an Affiliate of Acquiror so long as Acquiror is not relieved of its liabilities and obligations hereunder. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.
Section 13.7
Entire Agreement. This Agreement (including, for purposes of certainty, the Appendix, Exhibits, and Schedules attached hereto) and the documents executed hereunder constitute the entire agreement among the Parties pertaining to the subject matter hereof, and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof.
Section 13.8
Amendment. This Agreement may be amended or modified only by an agreement in writing executed by all Parties and expressly identified as an amendment or modification.
Section 13.9
No Third Party Beneficiaries. Nothing in this Agreement shall entitle any Person other than Acquiror and Contributor to any claims, cause of action, remedy, or right of any kind, except the rights expressly provided in Section 7.1, Section 7.11, Section 7.15 and Article 11.
Section 13.10
Construction. The Parties acknowledge that (a) the Parties have had the opportunity to exercise business discretion in relation to the negotiation of the details of the transaction contemplated hereby, (b) this Agreement is the result of arms-length negotiations from equal bargaining positions, and (c) the Parties and their respective counsel participated in the preparation and negotiation of this Agreement. Any rule of construction that a contract be construed against the drafter shall not apply to the interpretation or construction of this Agreement.
Section 13.11
Limitation on Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY, EXCEPT IN CONNECTION WITH ANY DAMAGES INCURRED TO THIRD PERSONS (OTHER THAN THE PARTIES OR ANY OF THEIR RESPECTIVE AFFILIATES) FOR WHICH INDEMNIFICATION IS SOUGHT UNDER THE TERMS OF THIS AGREEMENT OR EVENTS OF FRAUD OR WILLFUL MISCONDUCT, NONE OF ACQUIROR, CONTRIBUTOR, OR ANY OF THEIR RESPECTIVE AFFILIATES SHALL BE ENTITLED TO PUNITIVE, EXEMPLARY, INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES (EXCEPT TO THE EXTENT SUCH DAMAGES CONSTITUTE DIRECT DAMAGES) IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND, EXCEPT AS OTHERWISE PROVIDED IN THIS SENTENCE, ACQUIROR AND Contributor, FOR ITSELF AND ON BEHALF OF ITS AFFILIATES, HEREBY EXPRESSLY WAIVE ANY RIGHT TO PUNITIVE, EXEMPLARY, INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES (EXCEPT TO THE EXTENT SUCH DAMAGES CONSTITUTE DIRECT DAMAGES) IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 13.12
Recording. As soon as practicable after the Closing, Acquiror shall cause the applicable Transaction Documents to be recorded in the appropriate counties as well as with any appropriate Governmental Bodies and provide Contributor with copies of all recorded or approved instruments.
Section 13.13
Conspicuous. THE PARTIES AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE OR ENFORCEABLE, THE PROVISIONS IN THIS AGREEMENT IN BOLD-TYPE OR ALL-CAPS FONT ARE “CONSPICUOUS” FOR THE PURPOSE OF ANY APPLICABLE LAW.
Section 13.14
Severability. The invalidity or unenforceability of any term or provision of this Agreement in any situation or jurisdiction shall not affect the validity or enforceability of the other terms or provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction and the remaining terms and provisions shall remain in full force and effect, unless doing so would result in an interpretation of this Agreement that is manifestly unjust.
Section 13.15
Time of Essence. Time is of the essence in the performance of this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, this Agreement has been executed and entered into by the authorized representatives of each of the Parties on the Execution Date.

CONTRIBUTOR:

1918 RANCH & ROYALTY, LLC,

a Texas limited liability company

By: /s/ Kevin M. Hunstable

Name: Kevin M. Hunstable

Title: President

ACQUIROR:

DBR LAND HOLDINGS LLC,

a Delaware limited liability company

By: /s/ Scott McNeely

Name: Scott McNeely

Title: Executive Vice President, Chief Financial Officer

PARENT:

LANDBRIDGE COMPANY LLC,

a Delaware limited liability company

By: /s/ Scott McNeely

Name: Scott McNeely

Title: Executive Vice President, Chief Financial Officer

[Signature Page to Purchase, Sale and Contribution Agreement]

HHH (WITH RESPECT TO SECTION 7.15 ONLY):

HARRISON FAMILY PROPERTIES, LP,

a Texas limited partnership

By: Michael A Harrison Management, LLC,

its General Partner

By: /s/ Michael A. Harrison

Name: Michael A. Harrison

Title: Manager

W. O. HARRISON, JR. FAMILY LP,

a Texas limited partnership

By: BH Family GP, LLC, its sole general partner

By: /s/ Lynn J. Cates

Lynn J. Cates, Manager

KATHRYN N. HARRISON FAMILY LAND, LP,

a Texas limited partnership

By: Kathryn N. Harrison Land Management, LLC

its sole General Partner

By: /s/ Kathryn N. Harrison

Name: Kathryn N. Harrison

Title: Manager

[Signature Page to Purchase, Sale and Contribution Agreement]

APPENDIX A

DEFINED TERMS

“Acquiror” has the meaning set forth in the Preamble of this Agreement.

“Acquiror Fundamental Representations” has the meaning set forth in Section 11.4(b).

“Acquiror Group” means LandBridge Parties and their respective current and former Affiliates, and each of their respective officers, members, directors, employees, agents, advisors, and other Representatives.

“Acquiror Unit Consideration” has the meaning set forth in Section 3.1(a)(ii).

“Acquiror Units” has the meaning set forth in Section 3.1(a)(ii).

“Adjusted Cash Consideration” has the meaning set forth in Section 3.2(b).

“Adjusted Consideration” has the meaning set forth in Section 3.2(b).

“Affiliate” means, with respect to any Person, any Person that directly or indirectly Controls, is Controlled by, or is under Control with such Person. For purposes of this Agreement, all members of Contributor, entities owned or Controlled by such members, and the family members of the individuals that own, either individually or by way of an entity, any interest in Contributor shall be considered Affiliates of Contributor. In addition, with respect to any Person that is a private equity fund, investment fund, or similar pooled investment entity associated with Acquiror, the term “Affiliate” shall not include any portfolio company of such fund or entity (or any Affiliate of such portfolio company) unless such portfolio company (or Affiliate thereof) otherwise qualifies as an Affiliate of Acquiror apart from being under control by virtue of investment by the same or affiliated private equity fund or funds, investment fund or funds, or similar pooled investment entity or entities.

“Agreed Tax Treatment” has the meaning set forth in Section 12.5(a).

“Agreement” has the meaning set forth in the Preamble of this Agreement.

“Agreements” means all contracts, subcontracts, leases, bonds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures, or other agreements, commitments, or legally binding arrangements, whether written or oral.

“AICPA” has the meaning set forth in Section 7.12.

“Antitrust Authority” has the meaning set forth in Section 7.2(a).

“Aquifers” means the Pecos Valley Aquifer, the Capitan Reef Aquifer, the Rustler Aquifer, the Dockum Aquifer, and any other aquifer or other water-bearing formation located beneath the surface of the Land.

“Asset Taxes” means ad valorem, property, excise, severance, production, extraction, sales and use Taxes and any other similar Taxes (i) based upon the acquisition, ownership or operation of the Assets, (ii) that arise as successor liability for Contributor’s Taxes based upon the production of Hydrocarbons (solely to extent such Hydrocarbons are included in the Assets) or the receipt of proceeds therefrom, or (iii) that

Appendix A – Page 1

otherwise relate to the Water Business; but excluding, for the avoidance of doubt, Income Taxes and Transfer Taxes.

“Assets” has the meaning set forth in Section 2.2.

“Assignment of Surface Rights Agreements” has the meaning set forth in Section 9.2(c).

“Assumed Obligations” means (i) subject to Section 3.3, all obligations and liabilities (including Environmental Liabilities) of every kind and character, known or unknown, with respect to or arising from or in connection with the Assets to the extent arising out of or relating to the ownership of the Assets prior to, on or after the Closing Date, (ii) [***] any and all Transfer Taxes; and (iii) any and all Asset Taxes allocated to Acquiror under Article XII, but excluding, in all such instances, (a) matters that are the bases for an upward adjustment to the Unadjusted Consideration under Section 3.2, which will be exclusively settled and accounted for pursuant to the terms of Section 3.2, (b) matters that are subject to indemnification pursuant to Section 11.2(b), and (c) the Retained Liabilities.

“Bill of Sale and Assignment” has the meaning set forth in Section 9.2(e).

“Business Day” means each calendar day except Saturdays, Sundays, and Texas and Federal holidays.

“Central Time” means the prevailing central time zone of the United States of America.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., as amended.

“Claim Notice” has the meaning set forth in Section 11.3(b).

“Class A Shares” has the meaning set forth in Section 5.25.

“Class B Shares” has the meaning set forth in Section 3.1(a)(ii)(B).

“Closing” has the meaning set forth in Section 2.1.

“Closing Cash Amount” has the meaning set forth in Section 9.2(a).

“Closing Date” has the meaning set forth in Section 9.1.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Condemnation Proceeding” has the meaning set forth in Section 7.7(a).

“Confidential Information” has the meaning set forth in Section 7.3.

“Contracts” has the meaning set forth in Section 2.2(i).

“Contributed Assets” means an undivided sixteen and two thirds percent (16.67%) of the Assets.

“Contribution Agreement” means that certain Contribution Agreement dated as of April 30, 2025 between Stable Land Resources, LLC, Harrison Family Properties, LP, Kathryn N. Harrison Family Land, LP, WOH Family Land LLC and Contributor.

Appendix A – Page 2

“Contributor” has the meaning set forth in the Preamble of this Agreement.

“Contributor Fundamental Representations” has the meaning set forth in Section 11.4(b).

“Contributor Group” means Contributor, its Affiliates, Stable Land Resources, LLC, Harrison Family Properties, LP, Kathryn N. Harrison Family Land, LP, WOH Family Land LLC, and each of their respective officers, directors, employees, agents, advisors, and other Representatives.

“Contributor Tax Contest” has the meaning set forth in Section 12.4.

“Contributor Taxes” means any and all (i) Income Taxes imposed by any applicable Laws on Contributor or any of its direct or indirect owners or Affiliates or any affiliated, combined, consolidated, unitary, or similar group with respect to Taxes of which any of the foregoing is or was a member or shareholder, (ii) Asset Taxes allocable to Contributor pursuant to Section 12.2(a) (taking into account, and without duplication of, such Asset Taxes effectively borne by Contributor as a result of (a) the adjustments included in the Adjusted Consideration made pursuant to Section 3.2, and (b) any payments made from one Party to the other in respect of Asset Taxes pursuant to Section 12.2(c)), (iii) [***] of any Transfer Taxes described in Section 13.3, (iv) any Taxes attributable to any Excluded Property or any other asset or business of Contributor that is not part of the Assets or Water Business, and (v) any other Taxes imposed on or with respect to the Assets or Water Business for any taxable period (or portion thereof) ending before the Effective Time; but excluding, for the avoidance of doubt, any Transfer Taxes allocated to Acquiror pursuant to Section 13.3.

“Control” and its derivatives means the ability to direct the management and policies of a Person through ownership of voting shares or other equity rights, pursuant to a written agreement, or otherwise. The terms “Controls” and “Controlled by” and other derivatives shall be construed accordingly.

“Cure Period” has the meaning set forth in Section 4.1(d).

“Damages” means, subject to Section 13.11, the amount of any actual liability, loss, cost, expense, claim, award, or judgment incurred or suffered by any Person arising out of or resulting from the matter in question, whether attributable to personal injury or death, property damage, contract claims (including contractual indemnity claims), torts, or otherwise, including reasonable fees and expenses of attorneys, consultants, accountants or other agents and experts reasonably incident to matters in question, and the reasonable costs of investigation and monitoring of such matters, and the reasonable costs of enforcement of any indemnity.

“Debt Agreement” means that certain Third Amendment to the Credit Agreement, dated on or about the date hereof, entered into by and among DBR Land LLC, as borrower, the guarantors party thereto, the lenders party thereto, and Texas Capital Bank, as administrative agent and letter of credit issuer, which amends that certain Credit Agreement, dated as of July 3, 2023 (as amended by the First Amendment, dated as of May 10, 2024, as amended by the Second Amendment, dated as of November 4, 2024, and as further amended, restated, supplemented or otherwise modified from time to time prior to the date hereof), by and among DBR Land LLC, as borrower, the guarantors party thereto from time to time, the lenders party thereto from time to time, and Texas Capital Bank, as administrative agent.

“Debt Facility” has the meaning set forth in Section 6.14.

“Defensible Title” means, with respect to any physical asset or property, such record title to such asset or property, severally, and such right, title and interest in and to such asset or property that is good and indefeasible title, free and clear of all Encumbrances, except for Permitted Encumbrances, and entitles

Appendix A – Page 3

Acquiror to not less than all of the right, title and interest in and to such asset or property that was acquired by Contributor from its applicable predecessors-in-interest (or applicable predecessors-in-title).

“Deliverables” means the following items, if any (whether in electronic or hard copy format) in Contributor’s possession, custody, or control:

(a)
any surveys and maps showing the Land, Water Wells, or Water Fixtures (including ponds used in the Water Business);
(b)
copies of any prior title commitments, title policies or title opinions covering the Land or any portion thereof;
(c)
copies of the Surface Rights Agreements and material correspondence with the Surface Rights Grantors regarding existing or potential breaches by Contributor (or its Affiliates) or disputes thereunder;
(d)
any Tax Returns, documentation, or other invoices related to Asset Taxes:
(e)
any environmental site assessments of the Assets, any documentation of environmental remediation undertaken on the Land, governmental correspondence regarding compliance or non-compliance with applicable Environmental Laws (as defined below), monitoring wells, closure reports, and water quality tests;
(f)
all Permits;
(g)
any agreement that would constitute a Surface Agreement or Surface Rights Agreement;
(h)
all financial, operating, Tax and accounting Records of Contributor pertaining to the Assets for the entire period of Contributor’s ownership thereof;
(i)
any Contract files, well files, regulatory files, legal files, assignments, and agreements pertaining to the Assets, including all purchase agreements, transaction documents and material communications between Contributor, its Affiliates and/or its or their respective Representatives, on the one hand, and Contributor’s predecessor-in-interest (or predecessor-in-title), the current owner of such Asset or their respective Affiliates and/or Representatives, on the other but excluding any attorney-client privileged communications;
(j)
inventories of all Water Wells, Water Fixtures and Improvements;
(k)
a list of all employees of Contributor; and
(l)
all (i) invoices outlining the fresh water volumes sent by SLR to customers from January 1, 2024 through April 30, 2025: (ii) royalty statements outlining the fresh and produced water volumes transported on the Land or injected into disposal wells located on the Land received by SLR and HHH from operators from January 1, 2024 through April 30, 2025; (iii) invoices outlining the fresh water volumes sent by Contributor to customers from May 1, 2025 through August 31, 2025; and (iv) royalty statements outlining the fresh and produced water volumes (transported on the Land or injected into disposal wells located on the Land) received by Contributor from operators for periods from May 1, 2025 through August 31, 2025, in each case, to the extent sent to or received by Contributor prior to the Execution Date.

Appendix A – Page 4

Notwithstanding anything to the contrary contained herein, the “Deliverables” shall not include, and Acquiror shall not be entitled to receive or review, (a) any information or materials that constitutes privileged information, (b) any information or materials that are covered by a confidentiality or non-disclosure agreement that Contributor cannot seek permission (at no additional cost to Contributor) for disclosure of such information or materials (or with respect to which Acquiror seeks such permission but is denied such disclosure), or (c) any appraisals, forecasts, projections, marketing plans or other assessments or reports generated or intended for internal use by Contributor.

“Deposit” has the meaning set forth in Section 3.1(b).

“Disclosing Party” has the meaning set forth in Section 7.3.

“Disputed Environmental Matters” has the meaning set forth in Section 4.3(b).

“Effective Time” means 12:01 a.m. Central Time on the Closing Date.

“Encumbrances” has the meaning set forth in Section 2.3.

“Environmental Arbitrator” has the meaning set forth in Section 4.3(c).

“Environmental Condition” has the meaning set forth in Section 4.3(a).

“Environmental Condition Notice” has the meaning set forth in Section 4.3(a).

“Environmental Deductible” has the meaning set forth in Section 4.3(a).

“Environmental Laws” means, as the same have been amended prior to the Execution Date, CERCLA, the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 1471 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; and the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; and all similar Laws as of the Execution Date of any Governmental Body having jurisdiction over the Assets in question addressing pollution or protection of the environment, natural resources, occupational, health and safety, and all regulations implementing the foregoing that are applicable to the operation and maintenance of the Assets.

“Environmental Liabilities” means, excluding the Exclusions, any and all costs, environmental response costs (including costs of remediation), Damages, expenses, natural resource damages, settlements, consulting fees, expenses, penalties, fines, prejudgment and post-judgment interest, court costs, attorneys’ fees, and other liabilities, obligations and other responsibilities (i) arising from or under Environmental Laws, third Person claims relating to the environment, or any other matter related to the environment and/or the condition of the Property and which, in each case, relate to the Property or ownership or operation thereof; (ii) incurred or imposed pursuant to any order, notice of responsibility (including requirements embodied in Environmental Laws), injunction, judgment or similar act (including settlements) by any Governmental Body to the extent arising out of any violation of, or remedial obligation under, any Environmental Laws that are attributable to the ownership or operation of the Assets; or (iii) pursuant to any claim or cause of action by a Governmental Body or other Person for personal injury, property damage, damage to natural resources, remediation or response costs to the extent arising out of any violation of, or any remediation obligation under, any Environmental Laws that are attributable to the ownership or operation of the Assets.

Appendix A – Page 5

“Environmental Termination Threshold” has the meaning set forth in Section 4.3(a).

“Equity Consideration” has the meaning set forth in Section 3.1(a)(ii)(B).

“Escrow Account” has the meaning set forth in Section 11.7(a).

“Escrow Agreement” has the meaning set forth in Section 9.2(m).

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Property” means (a) the Specified Agreements, (b) all trade credits, accounts receivable, and other proceeds, income, or revenues attributable to the Assets with respect to any period of time prior to the Closing Date, (c) cash, cash equivalents, securities and investments of Contributor, (d) the membership interests of Contributor, (e) the Organizational Documents and records of Contributor and all rights and claims under the Organizational Documents for Contributor, including the contribution agreement related to the formation of Contributor, (f) subject to Section 7.7, all claims, rights, and interests of Contributor under any policy or agreement of insurance or indemnity agreement, (g) all claims and causes of action of Contributor set forth on Schedule A.E and all rights of indemnity, warranty rights, rights of contribution, rights to refunds, rights of reimbursement and other rights of recovery, including rights to insurance proceeds, of Contributor (regardless of whether such rights are currently exercisable), except for such claims, causes of action and rights relating to the Assumed Obligations, (h) any tax refunds, tax credits, tax benefits, or tax carry-forward amounts attributable to the Assets prior to the Closing Date, to Contributor’s businesses generally, or to the direct or indirect owners of Contributor, (i) all of Contributor’s proprietary computer software, patents, trade secrets, copyrights, names, trademarks, logos, domain names, and other intellectual property, (j) any right, title or interest of Contributor in and to any office lease, (k) all personal property, equipment, fixtures and any other apparatus or appurtenances that is not situated on the Land, (l) any right, title and interest in or to the oil, gas and other minerals that are in, on or under, or that may be produced from the Land, any and all royalty interests thereto and any appurtenant rights to use the surface estate of the Land with respect to the exploration, development or production of minerals, and (m) the Relinquishment Act Lands.

“Exclusions” has the meaning set forth in Section 4.4.

“Existing Mechanic’s Liens” means [***].

“Fee Land” has the meaning set forth in the Recitals.

“Final Tax Allocation” has the meaning set forth in Section 12.5(b).

“Financing” has the meaning set forth in Section 7.4(a).

“Financing Information” means (a) financial information and financial data with respect to Contributor and the Assets that is reasonably available, derived from Contributor’s historical books and records and is necessary or appropriate for Acquiror to prepare customary pro forma financial statements in accordance with the requirements of Regulation S-X under the Securities Act for registered offerings of securities on Form S-1 (or any successor form thereto) under the Securities Act, and of the type and form, and for the periods (including for the 12-month period ending on the last day of the most recently completed four-fiscal quarter period), in each case, customarily included in an offering memorandum or prospectus used in connection with a capital markets financing transaction; and (b) financial statements, financial data, business, operating and other information (including customary due diligence materials with respect to

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Contributor and the Assets) regarding Contributor and the Assets of the type and form, and for the periods, required and/or customarily included in, an offering memorandum or prospectus used in connection with a capital markets financing transaction, or otherwise necessary to receive from the independent auditors of Contributor (and any other auditor to the extent financial statements audited or reviewed by such auditor are or would be included in such offering memorandum or prospectus) customary “comfort” (including “negative assurance” comfort) with respect to the financial information of Contributor to be included in such offering memorandum or prospectus, together with drafts of customary “comfort” letters that such independent auditors are prepared to deliver upon the “pricing” of any Financing.

“Financing Sources” means the Persons that have committed or may commit to provide the Financing as lender, investor, shareholder, underwriter, initial purchaser or otherwise (including the parties to any joinder agreements, credit agreements or other definitive agreements relating thereto) and their respective Affiliates and such entities’ (and their respective Affiliates’) Representatives involved in the Financing and their successors and permitted assigns.

“fraud” means with respect to any Person, actual fraud by such Person which involves a knowing and intentional or willful deceit, misrepresentation, concealment, or omission of a material fact, and in each case, with the intention that the other Party hereto rely thereon to such Person’s detriment. For the avoidance of doubt, “Fraud” shall not include any type of constructive, equitable fraud claim, or fraud by reckless or negligent misrepresentation.

“GAAP” has the meaning set forth in Section 6.11(a).

“Governmental Body” means any instrumentality, subdivision, court, administrative agency, commission, official, or other authority of the United States or any other country or any state, province, prefect, municipality, locality, tribal, or other government or political subdivision thereof, or any quasi-governmental or private body exercising any administrative, executive, judicial, legislative, police, regulatory, taxing, importing, tribal, or other governmental or quasi-governmental authority or function, including any Groundwater Authority.

“Groundwater” means all of the underground water, percolating water, artesian water, and any other water in, under and that may be produced from any and all depths, reservoirs, formations, and horizons lying immediately beneath the surface of the Land down to the center of the earth, expressly including the Aquifers.

“Groundwater Authority” means any groundwater conservation districts, groundwater management areas, Texas Commission on Environmental Quality, Texas Water Development Board, or other groundwater authority with jurisdiction over the Land, expressly including the Groundwater, Groundwater Rights and Aquifers thereunder.

“Groundwater Rights” means (i) the legal title to all Groundwater in and under the applicable real property, including any and all rights to Groundwater of Contributor that are attributable to or derive from any interests that are directly or indirectly owned by Contributor, subject to terms of existing oil and gas leases previously executed by or binding upon owners of the mineral estate severed from the Land; (ii) the right to test, explore for, drill for, develop, produce, capture, transport, store, treat, sell and otherwise use all Groundwater in, under and that may be produced from the applicable real property; (iii) the right to use the surface of the applicable real property for access to and to explore for, drill for, develop, produce, capture, transport, store, treat, sell and otherwise beneficially use such Groundwater to the full extent permitted by Law; (iv) all permits relating to any of the foregoing, expressly including any Groundwater permits; and (v) all rights, privileges, and appurtenances relating to any of the foregoing.

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“Hazardous Substances” means any pollutants, contaminants, toxic or hazardous substances, materials, wastes, constituents, compounds, or chemicals that are regulated by, or may form the basis of liability under, any Environmental Laws, including asbestos-containing materials, Hydrocarbons and NORM.

“HHH” has the meaning set forth in the Preamble to this Agreement.

“HHH Contributed Assets” means all of the Land contributed to Contributor by HHH or WOH Family Land LLC.

“HHH Mineral Owner” means Harrison Family Properties, LP, Kathryn N. Harrison Family Land, LP, and W. O. Harrison, Jr. Family LP.

“HHH Subject Lands” has the meaning set forth in Section 7.15.

“Holdback Amount” has the meaning set forth in Section 11.7(a).

“Holdback Period” has the meaning set forth in Section 11.7(b).

“Hydrocarbons” means oil, gas, condensate, and other gaseous and liquid hydrocarbons or any combination thereof.

“Improvements” has the meaning set forth in Section 2.2(d).

“Income Taxes” means any income, capital gains, franchise and similar Taxes.

“Indebtedness” means (a) any of the following types of liabilities (without duplication and whether or not then due and payable) of, or guaranteed by, Contributor: (i) the principal of and premium (if any) in respect of all outstanding indebtedness for borrowed money; (ii) accrued interest payable with respect to Indebtedness referred to in clause (i); (iii) all obligations evidenced by notes, bonds, debentures or other similar instruments (whether or not convertible); (iv) all obligations upon which interest charges are customarily paid (excluding current accounts payable in the ordinary course of business); (v) all obligations under indentures or arising out of any financial hedging arrangements; (vi) all obligations in respect of the deferred purchase price of property or services; (vii) all capitalized lease obligations; (viii) the principal and accrued interest components of capitalized lease obligations under GAAP; (ix) all other indebtedness of the types described herein of Persons secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by Contributor, whether or not such indebtedness secured thereby has been assumed; (x) all obligations (including an accrued and unpaid interest) in respect of letters of credit (to the extent drawn); and (xi) all unearned revenue or deferred revenue; plus (b) all prepayment premiums, penalties, breakage costs, “make whole amounts,” costs, expenses and other agreed payment obligations of Contributor (without any double counting) that would arise (whether or not then due and payable) if the aggregate amount of all such Indebtedness of Contributor were prepaid in full on the Closing Date (including if any item of Indebtedness cannot be repaid on or before the Closing Date (e.g., as a result of an irrevocable advance notice requirement), all interest on and other accretion of such item that occurs between the Closing Date and the earliest date that repayment may occur (e.g., if notice were delivered on the Closing Date) and all out of pocket fees and expenses incurred in connection with repayment of such Indebtedness of Contributor, whether or not due and payable, including any amounts owing to any trustee or advisors, but without double-counting with any amounts included in Indebtedness).

“Indemnification Threshold” has the meaning set forth in Section 11.4(a).

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“Indemnified Person” has the meaning set forth in Section 11.3(a).

“Indemnifying Person” has the meaning set forth in Section 11.3(a).

“Indemnity Deductible” has the meaning set forth in Section 11.4(a).

“Independent Contract Consideration” has the meaning set forth in Section 3.1(b).

“Inspection Rights” has the meaning set forth in Section 4.2.

“Insurance Policies” has the meaning set forth in Section 5.17.

“Interim Period” means the period from the Execution Date until the earlier of the Closing Date or the termination of this Agreement.

“Knowledge” has the meaning set forth in Section 5.1(a).

“Laws” means all statutes, rules, regulations, ordinances, orders, principles of law, and codes of Governmental Bodies.

“Land” has the meaning set forth in the Recitals.

“LandBridge Parties” has the meaning set forth in the Preamble of this Agreement.

“Lock-Up Period” has the meaning set forth in Section 7.10.

“Management Agreement” means that certain Management and Agency Agreement dated as of April 30, 2025 by and between Harrison Family Properties, LP, WOH Family Land LLC, and Kathryn N. Harrison Family Land, LP (collectively defined as “Owners” under such agreement) and Contributor.

“Material Contracts” has the meaning set forth in Section 5.13(c).

“Must-Cure Items” means any lien or encumbrance affecting the Land that constitutes, secures or evidences a loan or other monetary obligation; any mechanic’s or materialman’s lien (excluding the Existing Mechanic’s Liens); any unpaid ad valorem taxes and assessments for any years prior to the year of Closing; any exceptions or encumbrances created by, through or under Contributor after the effective date of the Title Commitment without Acquiror’s consent; all matters set forth in Schedule C of the Title Commitment; and any Preferential Rights with respect to the Lands or Surface Rights.

“New Title Matter” has the meaning set forth in Section 4.1(e).

“NORM” means naturally occurring radioactive material.

“Objections” has the meaning set forth in Section 4.1(c).

“OFAC” has the meaning set forth in Section 5.4.

“Organizational Documents” means, with respect to any entity, the articles of incorporation, certificate of incorporation, certificate of formation, certificate of limited partnership, bylaws, limited liability company agreement, operating agreement, partnership agreement, stockholders’ agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of such Person, including any amendments thereto.

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“Outside Date” means 5:00 p.m. Central Time [***] days after the Execution Date; except that (i) either of Contributor or Acquiror may at their independent election extend the Outside Date for [***] of up to [***] days in order to permit the satisfaction of any of the conditions set forth in, in the case of Contributor, Section 8.1(f) or, in the case of Acquiror, Sections 8.2(d), 8.2(f) or 8.2(i) and (ii) the Outside Date shall be extended, but not beyond an additional [***] days, to the date that is [***] Business Days following resolution of all disputes pursuant to Section 4.3 in which Acquiror or Contributor asserts the Environmental Termination Threshold has been exceeded.

“Parent” has the meaning set forth in the Preamble of this Agreement.

“Party” and “Parties” have the meanings set forth in the Preamble of this Agreement.

“Payoff Letters” means the letters provided by any Person to whom or which any Indebtedness are owed setting forth the amount of, or the formula for the determination of, such Indebtedness and the instructions for the payment of such Indebtedness and acknowledging that upon payment of the amount set forth in such letter at the Closing, (a) such Person will have received all amounts due to such Person from Contributor in respect of the Indebtedness owed to such Person and (b) all Liens and guarantees relating to such underlying Indebtedness will be automatically released and all actions reasonably necessary to evidence such release will be promptly taken by such Person.

“Permits” has the meaning set forth in Section 2.2(g).

“Permitted Encumbrances” means (a) all encumbrances and other matters reflected on Schedule B of the Title Commitment or disclosed on the Survey, not previously disclosed by Contributor and to the extent not timely objected to by Acquiror during the objection period provided herein or waived by Acquiror in the manner herein provided; (b) the standard exceptions to title set forth in the Title Commitment and/or the Title Company’s standard form of title insurance policy, other than those standard exceptions that the Title Company agrees to remove or insure over at Closing; (c) all terms, provisions, covenants and restrictions under any of the Surface Rights Agreements, Surface Agreements or Contracts; (d) any matter affecting or relating to the title to, affecting the use of, or survey of the Land which are validly of record, including title defects, liens or leases; (e) tenants in possession under the Surface Agreements in effect as of the Closing, as tenants only and without any right or option to purchase; (f) mineral severances and rights of mineral owners and mineral lessees to utilize the Land; (g) matters disclosed by the Survey; (h) all matters disclosed by the Deliverables not prohibited hereunder; provided with respect to Sections (c), (d), (e), (f), (g), and (h) of this definition, that do not, individually or in the aggregate, (i) materially detract from the value, use or occupancy of the Assets, (ii) materially interfere with the conduct or operation of the Assets, or (iii) reduce the share of revenues to be received, or increase the share of costs with respect to the Assets that must be borne, by the Acquiror, as applicable, and (i) all liens with respect to the Assets for Taxes that are not yet due or delinquent (taking into account ordinary course extensions that do not result in the imposition of a penalty) or, if delinquent, that are being contested in good faith in the normal course of business and for which adequate reserves have been established; excluding, however, all Must-Cure Items.

“Person” means any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Body, or any other entity.

“Phase I” has the meaning set forth in Section 4.2.

“Phase II” has the meaning set forth in Section 4.2.

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“Preferential Rights” means preferential purchase rights, rights of first refusal, or similar rights that are held by a third Person applicable to the transfer of the Assets in connection with the transactions contemplated hereby.

“Private Placement Legend” has the meaning set forth in Section 3.1(a)(ii)(B).

“Proceedings” has the meaning set forth in Section 7.2(c).

“Property Costs” means all operating expenses (including costs of insurance) and capital expenditures incurred in the ownership and operation of the Assets in the ordinary course of business; provided that “Property Costs” shall not include obligations and liabilities attributable to (a) personal injury or death, property damage, or violation of Law, (b) Asset Taxes, Income Taxes and Transfer Taxes or (c) the remediation of any Environmental Liabilities, including obligations to remediate any contamination of groundwater, surface water, soil, sediments, or personalty under applicable Environmental Laws.

“Purchased Assets” means an undivided eighty-three and one third percent (83.33%) of the Assets.

“Receiving Party” has the meaning set forth in Section 7.3.

“Records” means copies of any files, records, maps, information, correspondence, studies, surveys, reports, and data, whether written or electronically stored, relating to the Assets, including: (i) land and title records; (ii) Contract and lease files; (iii) all data and records related to operations, environmental, health and safety, production, engineering, marketing and sales, Tax and accounting matters; and (iv) production, facility, and well records and data; provided that the term “Records” shall not include any of the foregoing items to the extent that they relate to the Retained Liabilities.

“Remedial Action” has the meaning set forth in Section 7.2(b).

“Relinquishment Act Lands” means any surface estate in which the State of Texas owns the mineral estate but the owner of the surface estate acts as the leasing agent for the State of Texas in exchange for a bonus, royalty or other consideration paid under a lease for oil, gas and other hydrocarbons produced from said lands, including lands subject Subchapter F, Chapter 52 of the Texas Natural Resources Code, commonly known as the Relinquishment Act.

“Remediation Amount” has the meaning set forth in Section 7.2(b).

“Representatives” means (i) partners, employees, officers, directors, members, equity owners, and counsel of a Party or any of its Affiliates or any prospective purchaser of a Party or an interest in a Party; (ii) any consultant or agent retained by a Party or the parties listed in subsection (i) above; and (iii) any bank, other financial institution, or entity funding, or proposing to fund, such Party’s operations in connection with the Assets, including any consultant retained by such bank, other financial institution or entity.

“Required Consent” means the receipt or satisfaction of (i) the Specified Consent Requirements with respect to the consents, approvals, or waivers listed on Schedule 5.9 and designated thereof as “Required Consents” in a form reasonably acceptable to Contributor and Acquiror; and (ii) the written consent of each Surface Rights Grantor to the assignment of a Surface Rights Agreement to the extent required by such Surface Rights Agreement.

“Required Financial Statements” has the meaning set forth in Section 7.12.

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“Restricted Mineral Actions” has the meaning set forth in Section 7.15.

“Retained Liabilities” means Contributor Taxes (for the avoidance of doubt, including any and all Asset Taxes allocated to Contributor under Article XII), and excluding, in all such instances, (a) matters that are the bases for adjustments to the Unadjusted Consideration set forth in Section 3.2, which will be exclusively settled and accounted for pursuant to the terms of Section 3.2, (b) matters that are subject to indemnification pursuant to Section 11.2(a), and (c) the Assumed Obligations.

“Royalty Obligations” has the meaning set forth in Section 5.23.

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act.

“SEC” means the U.S. Securities and Exchange Commission.

“SEC Reports” means all filings made by Parent under the Exchange Act or the Securities Act (in the case of a registration statement, in the form that became effective), including all amendments, exhibits and schedules thereto.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the SEC promulgated thereunder.

“Shares” has the meaning set forth in Section 5.25.

“SLR” means Stable Land Resources, LLC.

“Special Warranty” means the special warranty of title contained in the Special Warranty Deed, each Assignment of Surface Rights Agreements, the Assignment, or such other Transaction Documents.

“Special Warranty Deed” has the meaning set forth in Section 9.2(b).

“Specified Agreements” [***].

“Specified Consent Requirement” means a requirement to obtain a Person’s prior consent to assignment of any interest in an Asset that provides that (i) such consent may be granted or withheld in the sole discretion of the Person holding the right (or words of similar effect); (ii) any purported assignment in the absence of such consent first having been obtained is void, voidable or causes any rights with respect to the affected Asset to terminate; (iii) the Person holding the right may impose, or there are customarily imposed, additional conditions on the proposed assignee that involve the payment of money, the posting of collateral security, or the performance of obligations by the assignee that would not be required in the absence of Contributor’s assignment of the affected Asset; or (iv) requires approval from a Governmental Body in writing.

“Straddle Period” means any Tax period beginning before and ending after the Effective Time.

“Straddle Period Tax Contest” has the meaning set forth in Section 12.4.

“Subsidiary,” when used with respect to any Person, means any corporation, limited liability company, partnership, association, trust or other entity of which (x) securities or other ownership interests representing more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) or (y) sufficient voting rights to elect at least a majority of the board of

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directors or other governing body are, as of such date, owned by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Surface Agreements” has the meaning set forth in Section 2.2(h).

“Surface Rights” has the meaning set forth in Section 2.2(b).

“Surface Rights Agreements” has the meaning set forth in Section 2.2(b).

“Surface Rights Estoppels” has the meaning set forth in Section 8.2.

“Surface Rights Grantors” means the owners or grantors under each of the Surface Rights Agreements.

“Surface Use Land” has the meaning set forth in the Recitals.

“Survey” has the meaning set forth in Section 4.1(b).

“Ten Day VWAP” has the meaning set forth in Section 3.1(a)(ii)(A).

“Tax Allocation Schedule” has the meaning set forth in Section 12.5(b).

“Tax Expert” has the meaning set forth in Section 12.5(b).

“Tax Proceeding” means any audit, suit, claim, or other proceeding relating to Taxes involving the Assets by or before any Governmental Body (including administrative enforcement proceedings) whether civil, criminal, administrative, arbitrative or investigative, or any appeal thereof.

“Tax Return” means any return (including any information return), declaration, report, statement, schedule, notice, form, election, estimated Tax filing, claim for refund, or other document (including any schedules or attachments thereto and amendments thereof) filed with or submitted to, or required to be filed with or submitted to, any Governmental Body with respect to any Tax.

“Taxes” means (i) all taxes, levies, assessments, duties, fees, unclaimed property and escheat obligations, or other similar charges in the nature of a tax imposed by a Governmental Body (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), including all income, profits, franchise, sales, use, ad valorem, property, severance, production, excise, stamp, documentary, real or personal property transfer or gain, gross receipts, goods and services, registration, capital, capital gains, sales, use, transfer, asset, royalty, transaction, franchise, margin, withholding employment, social security, workers compensation, conservation, pipeline transportation, unemployment, withholding taxes (including backup withholding) and estimated taxes, (ii) any interest, fine, penalty or additions to tax imposed by a Governmental Body in connection with any item described in clause (i), above, and (iii) any liability in respect of any item described in clauses (i) and (ii) above that arises by reason of a contract, assumption, transferee or successor liability, operation of applicable Law.

“Third Person Claim” has the meaning set forth in Section 11.3(b).

“Title and Survey Review Period” has the meaning set forth in Section 4.1(c).

“Title Commitment” has the meaning set forth in Section 4.1(a).

“Title Company” means Chicago Title Insurance Company.

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“Title Policy” has the meaning set forth in Section 8.2.

“Trading Day” means a day on which the New York Stock Exchange or such other principal United States securities exchange on which the Class A Shares are listed or admitted to trading is open for the transaction of business (unless such trading shall have been suspended for the entire day).

“Transaction Documents” means, excepting this Agreement, any documents executed or delivered in connection with this Agreement and/or at the Closing, including any deeds and assignments.

“Transfer Agent” means Continental Stock Transfer & Trust Company.

“Transfer Taxes” has the meaning set forth in Section 13.3.

“Treasury Regulations” means the final or temporary regulations promulgated by the U.S. Department of the Treasury under the Code.

“Unadjusted Cash Consideration” has the meaning set forth in Section 3.1(a)(i).

“Unadjusted Consideration” has the meaning set forth in Section 3.1(a)(ii)(B).

“VWAP” per Class A Share on any Trading Day shall mean the per share volume-weighted average price as reported by Bloomberg, L.P. (or its equivalent successor) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day; or, if such price is not available, “VWAP” shall mean the market value per Class A Share on such Trading Day as determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained by the Parties for this purpose. The “VWAP” shall be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

“Water Business” has the meaning set forth in the Recitals.

“Water Fixtures” has the meaning set forth in Section 2.2(f).

“Water Wells” has the meaning set forth in Section 2.2(e).

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